MULTICURRENCY CREDIT AGREEMENT
dated as of October 13, 2011
among
BRIGGS & STRATTON CORPORATION,
BRIGGS & STRATTON AG,

VARIOUS FINANCIAL INSTITUTIONS,
BMO HARRIS BANK, N.A.,
BANK OF AMERICA, N.A.,
WELLS FARGO BANK, N.A. AND
PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Lender and Swing Line Lender

J.P. MORGAN SECURITIES LLC AND U.S. BANK NATIONAL ASSOCIATION,
Joint Lead Arrangers and Joint Book Managers

(continued)

(continued)

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v

(continued)

SCHEDULES
Schedule 1.01	Pricing Schedule

Schedule 1.07	Existing Letters of Credit

Schedule 2.01	Commitments and Pro Rata Shares

Schedule 6.05	Litigation

Schedule 6.06	ERISA

Schedule 6.11	Environmental Matters

Schedule 6.13	Subsidiaries and Minority Interests

Schedule 8.01	Permitted Liens

Schedule 8.05	Permitted Specified Subsidiary Indebtedness

Schedule 12.02	Lending Offices; Addresses for Notices

EXHIBITS
Exhibit A-1	Form of Notice of Borrowing

Exhibit A-2	Form of Swing Line Loan Notice

Exhibit B	Form of Notice of Conversion/Continuation

Exhibit C	Form of Compliance Certificate

Exhibit D-1	Form of Legal Opinion of Counsel to the Company

Exhibit D-2	Form of Legal Opinion of General Counsel of the Company

Exhibit E	Form of Assignment and Acceptance Agreement

Exhibit F	Form of Note

Exhibit G	Form of Guaranty

Exhibit H	Form of Increase Request

MULTICURRENCY CREDIT AGREEMENT
This MULTICURRENCY CREDIT AGREEMENT (this “Agreement”) is entered into as of October 13, 2011 among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Company”), Briggs & Stratton AG, a Swiss corporation (“B&S AG” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), various financial institutions from time to time party hereto (individually a “Lender” and collectively the “Lenders”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent for the Lenders.
WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit and letter of credit facility, and the Lenders are willing to do so on the terms set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.01    Certain Defined Terms. The following terms have the following meanings:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.09.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” means any Lender that (a) is a Non-Consenting Lender; (b) has (i) made a claim or notified the applicable Borrower of its intent to make a claim (in each case that has not been rescinded within five Business Days after demand therefor by the Company) for compensation under Section 4.01, 4.03 or 4.06 or (ii) given a notice (that has not been rescinded within five Business Days after demand therefor by the Company) of the type described in the first sentence of Section 2.05(b), the first sentence of Section 2.05(c) or Section 4.02; or (c) ceases to be a Swiss Qualifying Lender (but only if such cessation will otherwise cause a breach of the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule); provided that, in the case of clause (b) above, a Lender shall not be an Affected Lender if more than 60 days have elapsed since the event or circumstance giving rise to the applicable claim or notice has ceased to exist.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise (but, for the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director (or the equivalent thereof) or senior officer of such Person).
“Agent-Related Persons” means, at any time, the Administrative Agent at such time, together with its Affiliates (including, in the case of JPMCB, JPMorgan), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Aggregate Commitment Amount” means the sum of the Commitments of all Lenders.
“Agreed Alternative Currency” has the meaning specified in subsection 2.05(e).
“Agreement” has the meaning specified in the introductory paragraph.
“Agreement Currency” has the meaning specified in Section 12.16.
“Applicable Currency” means, as to any particular payment, Loan or Letter of Credit, Dollars or the Offshore Currency in which it is denominated or is payable.
“Applicable Margin” means the percentage rate per annum determined from time to time in accordance with Schedule 1.01.
“Arranger” means each of JPMorgan and U.S. Bank National Association, in each case, in its capacity as a joint lead arranger and joint book manager.
“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit E.
“Associated Costs Rate” means for any Offshore Currency Loan for any Interest Period, a percentage rate per annum, as determined on the first day of such Interest Period by the Administrative Agent as reflecting the cost, loss or difference in return which would be suffered or incurred by a Lender as a result of (a) funding (at the Eurocurrency Rate and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the Bank of England and/or the Financial Services Authority (or any other authority which replaces any of its functions) and/or (b) any charge imposed by the Bank of England and/or the Financial Services Authority (or any other authority which replaces it or any of its functions).
“Attorney Costs” means and includes all reasonable fees and charges of any law firm or other external counsel, the reasonable allocated costs of internal legal services and the reasonable disbursements of internal counsel.

“Average Funded Debt” means, as of the last day of any Computation Period, the quotient of (a) the sum of Total Funded Debt on the last day of each fiscal quarter ending during such Computation Period divided by (b) four.
“Average Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) Average Funded Debt as of such day to (b) EBITDA for such Computation Period.
“Average Net Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) the remainder of (i) Average Funded Debt as of such day minus (ii) Average Unrestricted Cash as of such day to (b) EBITDA for such Computation Period.
“Average Unrestricted Cash” means, as of the last day of any Computation Period, the quotient of (a) the positive remainder, if any, of (i) the sum of all unrestricted cash, cash equivalents and short-term investments of the Company and its consolidated Subsidiaries on the last day of each fiscal quarter ending during such Computation Period minus (ii) $20,000,000 divided by (b) four.
“Backup Support” means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Administrative Agent a letter of credit, from a financial institution and in a form satisfactory to the Administrative Agent and the applicable Issuing Lender, to support the applicable Borrower’s obligations with respect to such Letter of Credit.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the sum of the Federal Funds Rate for such day plus 0.50% per annum, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate” and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.0%. The “prime rate” is a rate set by JPMCB based upon various factors, including JPMCB’s costs and desired return and general economic conditions, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the public announcement of such change.
“B&S AG” has the meaning specified in the introductory paragraph.
“B&S AG Sublimit” means the lesser of (a) the Dollar Equivalent of $100,000,000 and (b) the Aggregate Commitment Amount.
“Base Rate Loan” means a Revolving Loan denominated in Dollars that bears interest based on the Base Rate.
“Borrowers” has the meaning specified in the introductory paragraph (excluding, for the avoidance of doubt, B&S AG upon giving effect to any termination of its status as a Borrower pursuant to Section 2.01(b)).
“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans of the same Type and in the same Applicable Currency made to the same Borrower on the same day by the Lenders and, in the case of Eurocurrency Loans, having the same Interest Period.
“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s payment office with respect to Obligations denominated in Dollars is located and:
(a)    if such day relates to any interest rate setting as to a Eurocurrency Loan, any funding, disbursement, settlement or payment in respect of any Eurocurrency Loan, or any other matter to be carried out pursuant to this Agreement in respect of any Eurocurrency Loan, any day on which dealings in the relevant currency are conducted by and between banks in the London interbank eurodollar market;
(b)     if such day relates to any interest rate setting as to a Loan denominated in Euro, any funding, disbursement, settlement or payment in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (which utilizes a single shared platform and was launched on November 19, 2007) is open for the settlement of payments in Euro (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement); and
(c)     if such day relates to any funding, disbursement, settlement or payment in a currency other than Dollars and Euro, or any other dealing in any currency other than Dollars and Euro to be carried out pursuant to this Agreement (other than any interest rate setting), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations.”
“Capital Lease Obligations” means (subject to Section 1.03(a)) the principal component of all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (a “Capital Lease”).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lender and the Lenders, as collateral or support for the L/C Obligations, cash or deposit account balances, or a standby letter of credit from a financial institution satisfactory to the Administrative Agent, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall, in the case of both clause (i) and clause (ii), be deemed to be a “Change in Law” regardless of the date adopted, taking effect, interpreted, implemented, applied, made or issued.
“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the outstanding shares of voting stock of the Company, or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.
“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Lenders (or, in the case of subsection 5.01(e), waived by the Person entitled to receive any applicable payment).
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including any reduction pursuant to Section 2.07 and/or any increase pursuant to Section 2.17).
“Commitment Fee” has the meaning specified in subsection 2.12(b).
“Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing at such time as set forth in Schedule 1.01.
“Company” has the meaning specified in the introductory paragraph.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” has the meaning specified in subsection 2.05(a).
“Computation Period” means a period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.
“Consolidated Interest Expense” means, for any period, the sum of (a) total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP; and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on all Securitization Obligations.
“Consolidated Net Income” means, for any period, the aggregate of the net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis; provided that the net income of any other Person which is not a Subsidiary of the Company shall be included in the Consolidated Net Income of the Company only to the extent of the amount of cash dividends or distributions paid to the Company or to a consolidated Subsidiary of the Company.
“Consolidated Net Worth” means the Company’s consolidated stockholder’s equity; provided that foreign currency translation adjustments under Financial Accounting Standards Board Statement No. 52, “Foreign Currency Translation” and any negative adjustment in prepaid pension and accrued pension costs shall not be taken into account in calculating Consolidated Net Worth.
“Consolidated Total Assets” means the total consolidated assets of the Company and its Subsidiaries, in each case determined in accordance with GAAP.
“Contingent Obligation” means, as to any Person (without duplication), any direct or indirect liability of that Person (excluding endorsements for collection or deposit in the ordinary course of business), whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported, the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such guaranty is so limited or (b) is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of the Contingent Obligation. In the case of other Contingent Obligations, such Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
“Conversion/Continuation Date” means any date on which, under Section 2.04, a Borrower (a) converts its Revolving Loans of one Type to the other Type or (b) continues as Revolving Loans of the same Type, but with a new Interest Period, its Revolving Loans having Interest Periods expiring on such date.
“Credit Extension” means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.
“Credit Termination Date” means the earlier to occur of (a) October 13, 2016 and (b) the date on which the Commitments are terminated (or reduced to zero) in accordance with the terms hereof.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or circumstance which, with the giving of notice pursuant to this Agreement, the expiration of any cure period specified herein, or both, would (if not cured or otherwise remedied during such cure period) constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.18, any Lender that (a) has failed to (i) fund any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply (and is financially able to comply) with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Company, the Issuing Lender, the Swing Line Lender and each Lender.
“Disposition” has the meaning specified in Section 8.02.
“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.05(a).
“Dollars” and “$” each mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.
“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Consolidated Net

Income (or loss) for such period plus (b) to the extent deducted in the determination of such Consolidated Net Income (or loss), (i) Consolidated Interest Expense; (ii) federal, state, local and foreign income taxes (including franchise taxes based upon income, gross receipts type taxes imposed in lieu of income taxes and commercial activity taxes imposed in lieu of income taxes); (iii) depreciation and amortization; (iv) any non-cash losses, expenses or charges, non-cash extraordinary losses or non-cash recurring or unusual losses; and (v) any other extraordinary losses or non-recurring or unusual losses minus (c) to the extent included in the determination of such Consolidated Net Income or loss, non-cash gains, non-cash extraordinary gains and non-cash non-recurring or unusual gains; provided that the amounts added pursuant to item (b)(v) above shall not exceed $15,000,000 in the aggregate in any twelve-month period.
“Effective Amount” means, with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate Dollar Equivalent amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Eligible Assignee” has the meaning specified in subsection 12.08(f).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental and land use matters.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan with respect to which the Company or any ERISA Affiliate has any material liability or notification that a Multiemployer Plan is in reorganization the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan or a Multiemployer Plan that has any material Unfunded Pension Liability, the treatment of a Plan amendment with respect to a Pension Plan or a Multiemployer Plan that has any material Unfunded Pension

Liability as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Loan” means a Loan that bears a fixed rate of interest based upon the Eurocurrency Rate for a particular Interest Period (excluding, for the avoidance of doubt, any Loan bearing interest pursuant to clause (c) of the definition of “Base Rate”).
“Eurocurrency Rate” means:
(a) for any Interest Period with respect to a Eurocurrency Loan, (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the London interbank eurocurrency market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing on such date; or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such date in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained by JPMCB and with a term equal to one month would be offered by JPMCB’s London Branch to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to such date.
“Eurodollar Loan” means any Eurocurrency Loan denominated in Dollars.
“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means, in the case of each Lender and the Administrative Agent, respectively, (a) taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office, and (b) any United States withholding taxes imposed by FATCA.
“Existing Credit Agreement” means the Amended and Restated Multicurrency Credit Agreement dated as of July 12, 2007 among the Company, various lenders and Bank of America, N.A., as administrative agent.
“Existing Letter of Credit” means the letters of credit listed on Schedule 1.07.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” has the meaning specified in subsection 2.12(a).
“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is organized under the laws of any jurisdiction other than, and which is conducting substantially all of its business outside of, the United States or any state thereof.
“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Further Taxes” means all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the applicable date and which may include International Financial Reporting Standards.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” means each Subsidiary that has executed and delivered a counterpart of a Guaranty (and which has not been released in writing from its obligations thereunder).
“Guaranty” means a guaranty substantially in the form of Exhibit G or, in the case of a Guaranty issued by a Foreign Subsidiary, such other form as may be approved by the Administrative Agent.
“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, foreign exchange agreement, forward rate agreement or other agreement or arrangement designed to protect a Person against fluctuations in interest exchange rates, currency exchange rates or commodity prices.
“Honor Date” has the meaning specified in subsection 3.03(b).
“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including all vested obligations of such Person for the payment of money under any earn-out (to the extent probable to be paid and reasonably calculable), noncompete, consulting or similar arrangement to the extent that such obligations are reflected as a capitalized liability on a balance sheet of such Person, but excluding (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension cost, employee benefits and postretirement health care obligations arising in the ordinary course of business); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all principal obligations with respect to Capital Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Securitization Obligations of such Person; (i) all Synthetic Lease Obligations of such Person; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. In addition, the amount of any Indebtedness which is also a Contingent Obligation shall be determined as provided in the definition of “Contingent Obligation.” For the avoidance of doubt, Indebtedness shall not include (1) obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (2) defeased indebtedness and (3) earn-out obligations that are not probable to be paid or reasonably calculable.
“Indemnified Liabilities” has the meaning specified in Section 12.05.
“Indemnified Person” has the meaning specified in Section 12.05.
“Independent Auditor” has the meaning specified in subsection 7.01(a).
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Consolidated Interest Expense for such Computation Period.
“Interest Payment Date” means, as to any Swing Line Loan or Base Rate Loan, the last Business Day of each calendar quarter and, as to any Eurocurrency Loan, the last day of each Interest Period applicable to such Loan and, if such Interest Period exceeds three months, the date which is three months after the first day of such Interest Period.
“Interest Period” means, as to any Eurocurrency Loan, the period commencing on the Borrowing Date for such Loan, or on the Conversion/Continuation Date on which such Loan is converted into or continued as a Eurocurrency Loan, and ending on the date one, two, three or six months thereafter (or such other period as may be approved by all Lenders) as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

(a)    if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Eurocurrency Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b)    any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Loan shall extend beyond the scheduled Maturity Date.
“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuance Date” has the meaning specified in subsection 3.01(a).
“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.
“Issuing Lender” means each of (a) JPMCB in its capacity as an issuer of Letters of Credit hereunder, (b) any other Lender that, with the consent of the Company and the Administrative Agent, agrees to issue letters of credit hereunder and (c) with respect to each Existing Letter of Credit, Bank of America, N.A.
“JPMCB” has the meaning specified in the introductory paragraph.
“JPMorgan” means J.P. Morgan Securities LLC.
“Judgment Currency” has the meaning specified in Section 12.16.
“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Amendment Application” means an application form for an amendment to an outstanding letter of credit of the relevant type as shall at any time be in use at the applicable Issuing Lender, with such modifications as the applicable Borrower and such Issuing Lender may reasonably approve.

“L/C Application” means an application form for the issuance of a letter of credit of the relevant type as shall at any time be in use at the applicable Issuing Lender, with such modifications as the applicable Borrower and such Issuing Lender may reasonably approve.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or converted into a Borrowing of Revolving Loans under subsection 3.03(d).
“L/C Fee” has the meaning specified in Section 3.07(a).
“L/C Fee Rate” means, at any time, the applicable percentage rate per annum at which fees are accruing on the undrawn amount of Letters of Credit at such time as set forth in Schedule 1.01; provided that while any Event of Default exists, for the period commencing after the Company’s receipt of notice from the Administrative Agent at the request, or with the consent, of the Required Lenders or after acceleration of the Loans, the L/C Fee Rate shall increase by 2% per annum.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit (which have not been converted into Loans), including all outstanding L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any Issuing Lender’s standard form documents (with such modifications as the applicable Borrower and such Issuing Lender may reasonably approve) for letter of credit issuances.
“L/C Sublimit” means the lesser of (a) $50,000,000 and (b) the Aggregate Commitment Amount.
“Lender” has the meaning specified in the introductory paragraph.
“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on Schedule 12.02 or in its Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrowers and the Administrative Agent.
“Letter of Credit” means any commercial or standby letter of credit Issued by an Issuing Lender pursuant to Article III and shall include any Existing Letter of Credit.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, charge or deposit arrangement, encumbrance or lien (statutory or other) of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by, a conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, and any financing lease having substantially the same economic effect as any of the foregoing), but, in any such case, not including the interest of a lessor under an operating lease.
“Loan” means a Revolving Loan or a Swing Line Loan, as the context requires.
“Loan Documents” means this Agreement, any Note, each Guaranty, each Fee Letter and the L/C-Related Documents.
“Loan Party” means each Borrower and each Guarantor; provided that B&S AG shall only be a “Loan Party” (i) when it is a Guarantor pursuant to Section 7.13 and (ii) during the period beginning on the date on which all conditions precedent set forth in Section 5.02 to the initial Credit Extension to B&S AG have been satisfied to the date (if any) on which the status of B&S AG as a Borrower is terminated pursuant to Section 2.01(b).
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of either Borrower to pay its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either Borrower of any of the Loan Documents.
“Material Subsidiary” means, at any time, any Subsidiary of the Company the total assets of which constitute 10% or more of Consolidated Total Assets at such time.
“Maturity Date” means the earlier to occur of (a) October 13, 2016 and (b) the date on which the Obligations become due and payable pursuant to Section 9.02.
“Minimum Tranche” means, in respect of Revolving Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.04, (a) in the case of Base Rate Loans, $5,000,000 or a higher integral multiple of $1,000,000, and (b) in the case of Eurocurrency Loans, the Dollar Equivalent amount of $5,000,000 or a higher integral multiple of 1,000,000 units of the Applicable Currency.
“Moody’s” means Moody’s Investors Service Inc.
“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
“Non-Consenting Lender” has the meaning specified in the second paragraph of Section 12.01.
“Note” has the meaning specified in Section 2.02.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A-1.
“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.
“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by a Borrower to any Lender, the Administrative Agent or any other Indemnified Person, whether direct or indirect (including those acquired by assignment pursuant to subsection 12.08(a)), absolute or contingent, due or to become due, now existing or hereafter arising.
“Offshore Currency” means, at any time, Euros, Japanese yen, Canadian dollars, Australian dollars, Swiss francs, British pounds, Swedish kronor, and any Agreed Alternative Currency.
“Offshore Currency Loan” means any Eurocurrency Loan denominated in an Offshore Currency.
“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or similar agreement among shareholders of such corporation; (b) for any partnership, the partnership agreement and any other organizational documents of such partnership; (c) for any limited liability company, the operating agreement, any membership agreement and any other organizational document of such limited liability company; and (d) for any other entity, the organizational documents of such entity.
“Other Agents” has the meaning specified in Section 10.13.
“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document, excluding Excluded Taxes.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Offshore Currency, the rate of interest per annum at which overnight deposits in such Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in subsection 12.08(d).
“Participating Member State” means each state so described in any EMU Legislation.

“Payment Office” means (a) in respect of payments in Dollars, the address for payments set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify in accordance with Section 12.02 and (b) in the case of payments in any Offshore Currency, such address as the Administrative Agent may from time to time specify in accordance with Section 12.02.
“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Permitted Liens” has the meaning specified in Section 8.01.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions, (other than a Multiemployer Plan) and includes any Pension Plan.
“Platform” has the meaning specified in Section 7.02.
“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time which such Lender’s Commitment is of the Aggregate Commitment Amount (or, if the Commitments have terminated, which such Lender’s Revolving Loans and participation in L/C Obligations and Swing Line Loans is of the Total Outstandings).
“Public Lender” has the meaning specified in Section 7.02.
“Reimbursement Amount” has the meaning specified in subsection 3.03(b).
“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Lenders” means Lenders with Pro Rata Shares of more than 50%; provided that the Pro Rata Share of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, the chief operating officer, the president, any vice president, the chief financial officer or the treasurer of a Borrower, or any other officer having substantially the same authority and responsibility.
“Revolving Loan” has the meaning specified in Section 2.01.
“S&P” means Standard & Poor’s Ratings Services.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction.
“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables, chattel paper, payment intangibles or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any of the foregoing.
“Specified Subsidiary” means (a) each Material Subsidiary; (b) each other Subsidiary that at the relevant time is a Guarantor; and (c) B&S AG; provided that except for any period during which B&S AG qualifies as a “Specified Subsidiary” pursuant to clause (a) or (b) of this definition, B&S AG shall only be a “Specified Subsidiary” during the period beginning on the date on which all conditions precedent set forth in Section 5.02 to the initial Credit Extension to B&S AG have been satisfied to the date (if any) on which the status of B&S AG as a Borrower is terminated pursuant to Section 2.01(b).
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency as published by Reuters (or another commercially available source providing quotations of spot rates) at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.
“Supported Letter of Credit” means a Letter of Credit for which the applicable Borrower has provided Backup Support in an amount equal to the sum of (a) the maximum stated amount of such Letter of Credit (determined in accordance with Section 1.06) and (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor. If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Administrative Agent and the applicable Issuing Lender are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.
“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds and similar instruments.
“Swing Line Lender” means JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in subsection 2.06(a).
“Swing Line Loan Notice” means a notice of a Swing Line Loan pursuant to subsection 2.06(b) which, if in writing, shall be substantially in the form of Exhibit A-2.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitment Amount.
“Swiss Guidelines ” means, collectively, the guidelines entitled (a) “Interbank Loans” of 22 September 1986 (S-02.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben )” vom 22. September 1986), (b) “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt “Steuerliche Benhandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000 ), (c) “Bonds” of April 1999 (S-02.122.1) (Merkblatt “Obligationen” vom April 1999 ), and (d) “Client Credit Balances” of April 1999 (S-02.122.2) ( Merkblatt Kundenguthaben vom April 1999 ), each issued by the federal tax Governmental Authority of Switzerland.
“Swiss Qualifying Lender ” means any Person that, within the meaning of the Swiss Guidelines and for purposes of Swiss Withholding Tax, (a) is recognized as a bank by the applicable banking laws of its country of organization or, if acting through a branch, is recognized as such in the country in which such branch is located, and (b) exercises as its main purpose a true banking activity, having bank personnel, premises and communication devices of its own and holding decision-making authority.
“Swiss Ten Non-Bank Rule ” means the requirement that the aggregate number of creditors (other than Swiss Qualifying Lenders) in respect of a Loan to B&S AG not at any time exceed 10, in accordance with the Swiss Guidelines.
          “Swiss Twenty Non-Bank Rule ” means the requirement that the aggregate number of creditors (other than Swiss Qualifying Lenders) of B&S AG under all outstanding debts classified as debentures ( Kassenobligation ), including Loans to B&S AG, not at any time exceed 20, in accordance with the Swiss Guidelines.
          “Swiss Withholding Tax ” means withholding tax applied or applicable pursuant to the Swiss Federal Withholding Tax Act of October 13, 1965.
“Switzerland” means the Swiss Confederation.

“Synthetic Lease Obligations” means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United States income tax purposes as owned by the Company or a consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

“Taxes” means all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, assessments or similar charges, and all liabilities with respect thereto, excluding Excluded Taxes.
“Total Funded Debt” means, at any time, the sum of the current and long-term indebtedness obligations (other than intercompany indebtedness obligations) for money borrowed, drawn and unreimbursed letters of credit, drawn and unreimbursed surety bonds, the amount of mandatory redeemable preferred stock of the Company, Capital Lease Obligations, Securitization Obligations, Synthetic Lease Obligations and, without duplication, Contingent Obligations in respect of any of the foregoing, in each case, of the Company and its Subsidiaries on a consolidated basis.
“Total Leverage Ratio” means, as of any date, the ratio of (a) Total Funded Debt to (b) EBITDA for the Computation Period ending on such date (or, if such date is not the last day of a Computation Period, for the most recently ended Computation Period with respect to which the Company has delivered quarterly or annual financial statements).
“Total Outstandings” means the aggregate Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans plus all L/C Obligations.
“Type” means the characterization of a Loan or Borrowing based upon the interest applicable thereto. The Types of Loans and Borrowings hereunder are “Base Rate Loans” or “Base Rate Borrowings” and “Eurocurrency Loans” or “Eurocurrency Borrowings.”

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” each means the United States of America.
“Wholly-Owned Subsidiary” means any Subsidiary in which (other than, in the case of a corporation, directors’ qualifying shares required by law) 100% of the capital stock, partnership interests, membership interests or other equity interests is, at the time as of which any determination is being made, owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.
1.02    Other Interpretive Provisions.
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise specified, any reference to a subsection, Section, Schedule or Exhibit means a subsection or Section of, or a Schedule or Exhibit to, this Agreement.
(c)        The term “documents” includes all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(i)    The term “including” is not limiting and means “including without limitation.”
(ii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(d)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation and (iii) any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions upon assignment set forth herein or in any other Loan Document).
(e)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(g)    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrowers and the other parties, and are the products of all parties. Accordingly, it shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.
(h)    Unless otherwise specified, any reference to a particular time of day shall mean such time in Chicago, Illinois.
1.03    Accounting Principles.
(a)    Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that for purposes of determining compliance with any covenant (including the financial covenants set forth in Section 8.10, but excluding any covenant regarding the delivery or preparation of financial statements), whether a lease constitutes a Capital Lease, and whether obligations arising under such lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in such lessee’s financial statements, shall be determined in accordance with GAAP as in effect on the Closing Date, notwithstanding any modification or interpretive change thereto that may occur thereafter. If any financial statements prepared by or on behalf of the Company apply accounting principles other than GAAP (including as a result of the proviso to the foregoing sentence or any event described in subsection 1.03(b)), the Compliance Certificate accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such Compliance Certificate.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change.
(c)    References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company. If at any time the Company elects to change its fiscal year, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend the covenants herein to preserve the original intent thereof in light of such change; provided that, until so amended, all covenants (other than Sections 7.01 and 7.02(a)) shall be computed and/or applied as if the Company had not changed its fiscal year or any fiscal quarter.

(d)    For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by FASB 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. Without limiting the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
1.04    Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto or the computation of financial covenants), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.
1.05    Change of Currency. (a) Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any applicable L/C-Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Existing Letters of Credit. On the Closing Date, each Existing Letter of Credit shall be deemed to be issued hereunder and to be subject to the terms hereof.

ARTICLE II
THE CREDITS
2.01    Amounts and Terms of Commitments. (a) Each Lender severally agrees, on the terms and conditions set forth herein, to make loans on a revolving credit basis to either Borrower (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to, but not including, the Credit Termination Date; provided that (i) the aggregate principal Dollar Equivalent amount of such Lender’s Revolving Loans plus such Lender’s Pro Rata Share of the Effective Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans shall not exceed such Lender’s Commitment; (ii) after giving effect to any Borrowing, the Total Outstandings shall not exceed the Aggregate Commitment Amount; (iii) the aggregate principal Dollar Equivalent of all Revolving Loans and Swing Line Loans made to, and L/C Obligations of, B&S AG shall not exceed the B&S AG Sublimit; and (iv) Revolving Loans to B&S AG may only be made in Dollars or Euros. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.08 and reborrow pursuant to this Section 2.01.
(a)    The Company may, at any time that B&S AG has no outstanding Loans, is not the account party with respect to any outstanding Letter of Credit and has paid all of its outstanding obligations hereunder (other than any contingent indemnification or similar obligation not yet due and payable), terminate B&S AG’s status as a Borrower hereunder by written notice to the Administrative Agent (which shall promptly notify the Lenders of such termination). Thereafter, B&S AG may not become a Borrower hereunder without the consent of all Lenders.
2.02    Loan Accounts.
(a)    The Loans made by each Lender to each Borrower shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to each Borrower and the interest and payments thereon. Any failure by any Lender so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing by such Borrower with respect to the Loans made by such Lender.
(b)    Upon the request of any Lender made through the Administrative Agent, the Loans made by any Lender to each Borrower may be evidenced by one or more notes in substantially the form of Exhibit F hereto (each a “Note”), instead of or in addition to loan accounts. Each such Lender is irrevocably authorized by each Borrower to make notations on the schedule to the applicable Note of the date, amount and type of each Loan made by such Lender to such Borrower and the amount of each payment of principal made by such Borrower with respect thereto, and such schedule shall be deemed prima facie correct; provided that the failure of a Lender to make, or an error in making, any such notation with respect to any Loan shall not limit or otherwise affect the obligations of such Borrower hereunder or under such Note to pay the principal of and interest on such Loan.

2.03    Procedure for Borrowing.
(a)    Each Borrowing shall be made upon the applicable Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to (i) 10:00 a.m. four Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans; (ii) 11:30 a.m. three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans; and (iii) 11:30 a.m. on the requested Borrowing Date, in the case of Base Rate Loans), in each case specifying:
(i)    the amount of the Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;
(ii)    the requested Borrowing Date, which shall be a Business Day;
(iii)    the Type of Revolving Loans comprising the Borrowing;
(iv)    the duration of the Interest Period applicable to any Eurocurrency Loans included in such notice (and if a Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing to be comprised of Eurocurrency Loans, such Interest Period shall be one month); and
(v)    in the case of a Eurocurrency Borrowing, the Applicable Currency.
(b)    Upon receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender thereof and of the amount of such Lender’s Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the approximate amount of each Lender’s Pro Rata Share of the Borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact Dollar Equivalent amount of such Lender’s Pro Rata Share of the Borrowing. The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Administrative Agent for such Borrowing on the Computation Date therefor in accordance with subsection 2.05(a).
(c)    Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the applicable Borrower at the Payment Office on the Borrowing Date requested by such Borrower in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Revolving Loans in Dollars, by 2:00 p.m., and (ii) in the case of a Borrowing comprised of Offshore Currency Loans, by such time as the Administrative Agent may reasonably specify. The Administrative Agent shall make the amounts so received from the Lenders available to the applicable Borrower, in like funds as received by the Administrative Agent, by crediting an account of such Borrower on the books of JPMCB or pursuant to such other procedures as the Administrative Agent and such Borrower may agree.
(d)    After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than 12 different Interest Periods in effect in the aggregate for all Revolving Loans.

2.04    Conversion and Continuation Elections for Borrowings.
(a)    Each Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.04(b):
(i)    elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Loans, to convert any Revolving Loans to such Borrower (or any part thereof in an amount not less than the Minimum Tranche) into Revolving Loans of the other Type; or
(ii)    elect, as of the last day of the applicable Interest Period, to continue any Revolving Loans to such Borrower having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);
provided that if at any time the aggregate Dollar Equivalent amount of Eurocurrency Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof to be less than $5,000,000, then (x) in the case of Eurodollar Loans, such Loans shall automatically convert into Base Rate Loans; and (y) in any other case, such Loans shall be repaid upon demand by the Administrative Agent or, in the absence of such demand, on the last day of the current Interest Period therefor.
(b)    The applicable Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than (i) 11:30 a.m. at least three Business Days in advance of the Conversion/Continuation Date, if Revolving Loans are to be converted into or continued as Eurodollar Loans; (ii) 10:00 a.m. at least four Business Days in advance of the continuation date, if such Revolving Loans are to be continued as Offshore Currency Loans; and (iii) 11:30 a.m. on the Conversion/Continuation Date, if such Revolving Loans are to be converted into Base Rate Loans, specifying:
(A)    the proposed Conversion/Continuation Date;
(B)    the aggregate amount of Revolving Loans to be converted or continued;
(C)    the Type of Revolving Loans resulting from the proposed conversion or continuation; and
(D)    other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.
(c)    If upon the expiration of any Interest Period applicable to Eurodollar Loans, the applicable Borrower has failed to timely select a new Interest Period to be applicable to such Eurodollar Loans or if any Default or Event of Default then exists, unless, in either case, such Borrower has elected to and does repay such Loans on or prior to the expiration date of such Interest Period, such Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the last day of such Interest Period. If the applicable Borrower has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.04(b), or if any Default or Event of Default shall then exist, such Borrower shall be deemed to have elected to continue such Offshore Currency Loans for a one-month Interest Period.
(d)    The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the applicable Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which the notice was given held by each Lender.
(e)    Unless the Required Lenders otherwise consent, during the existence of a Default or Event of Default, neither Borrower may elect to have (i) a Revolving Loan in Dollars converted into or continued as a Eurodollar Loan or (ii) an Offshore Currency Loan continued for an Interest Period exceeding one month.
(f)    After giving effect to any conversion or continuation of Revolving Loans, unless the Administrative Agent shall otherwise consent, there may not be more than 12 different Interest Periods in effect in the aggregate for all Revolving Loans.
2.05    Utilization of Commitments in Offshore Currencies.
(a)    The Administrative Agent will determine the Dollar Equivalent amount of any (i) Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore Currency Loans and L/C Obligations denominated in a currency other than Dollars as of the last Business Day of each month and (iii) outstanding Offshore Currency Loans and L/C Obligations denominated in a currency other than Dollars as of any redenomination date pursuant to this Section 2.05 or Section 4.05 (each such date under clauses (i) through (iii), a “Computation Date”).
(b)    In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Administrative Agent has received notice from any Lender by 5:00 p.m. four Business Days prior to the day of such Borrowing that such Lender cannot provide Revolving Loans in the requested Offshore Currency, in which event the Administrative Agent will give notice to the applicable Borrower no later than 12:00 noon on the third Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified such Borrower that any such Borrowing in a requested Offshore Currency is not then available, such Borrower may, by notice to the Administrative Agent not later than 5:00 p.m. two Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If such Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Lender. If such Borrower does not so withdraw such Notice of Borrowing, the Administrative Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the amount of the originally requested Borrowing as expressed in Dollars in the Notice of Borrowing; and in such notice by the Administrative Agent to each Lender the Administrative Agent will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.
(c)    In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Lenders shall be under no obligation to continue such Offshore Currency Loans if the Administrative Agent has received notice from any Lender by 5:00 p.m. four Business Days prior to the day of such continuation that such Lender cannot continue to provide Revolving Loans in the relevant Offshore Currency, in which event the Administrative Agent will give notice to the applicable Borrower not later than 12:00 noon on the third Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in the relevant Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified such Borrower that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars on the last day of the Interest Period with respect to any such Offshore Currency Loans. The Administrative Agent will promptly notify such Borrower and the Lenders of any such redenomination and conversion and in such notice by the Administrative Agent to each Lender the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated and converted Offshore Currency Loans as of the Computation Date with respect thereto and such Lender’s Pro Rata Share thereof.
(d)    Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Required Lenders, all outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars on the last day of the Interest Period with respect to any such Offshore Currency Loans. The Administrative Agent will promptly notify the applicable Borrower of any such request to redenominate and convert Offshore Currency Loans.
(e)    The Company may request that, in addition to Revolving Loans made in Dollars, Euros, Japanese yen, Canadian dollars, Australian dollars, Swiss francs, British pounds and Swedish kronor, Revolving Loans hereunder also be permitted to be made in any other lawful currency that in the opinion of the Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). Any such request shall be subject to the approval of the Administrative Agent and the Lenders. The applicable Borrower shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.02, to be received by the Administrative Agent not later than 12:00 noon at least 10 Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Administrative Agent will promptly notify the Lenders thereof, and each Lender will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Lender may grant or accept such request in its sole discretion. The Administrative Agent will promptly notify such Borrower of the acceptance or rejection of any such request.

2.06    The Swing Line Subfacility.
(a)    Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars, Euros, Swiss francs or British pounds (each a “Swing Line Loan”) to each Borrower from time to time on any Business Day prior to the Credit Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Dollar Equivalent amount of Revolving Loans and the Effective Amount of all L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitment Amount, and (ii) the aggregate outstanding principal amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Effective Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided that the applicable Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.06, prepay under Section 2.08, and reborrow under this Section 2.06. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
(b)    Each Swing Line Loan shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date for Swing Line Loans to be made to the Company in Dollars, not later than 11:00 a.m. London time one Business Day before the requested borrowing date for Swing Line Loans to be made in Swiss francs and not later than 11:00 a.m. London time on the requested borrowing date for any other Swing Line Loans, and shall specify (i) the amount to be borrowed, which shall be the Dollar Equivalent amount of $100,000 or a higher integral multiple of 100,000 units of the Applicable Currency, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be made by delivery to the Swing Line Lender and the Administrative Agent via facsimile or email of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Loan (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of subsection 2.06(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds.
(c)     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing

Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the Minimum Tranche requirements, but subject to the unutilized portion of the Aggregate Commitment Amount and the conditions set forth in Section 5.03. The Swing Line Lender shall furnish such Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Payment Office not later than 2:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to subsection 2.06(c)(ii), each Lender that so makes funds available shall be deemed to have made (A) in the case of Dollars, a Base Rate Loan to such Borrower in such amount and (B) in the case of Euros, British pounds or Swiss francs, a loan bearing interest at the Overnight Rate plus the Applicable Margin for Eurocurrency Loans. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(i)    If for any reason any Swing Line Loan cannot be refinanced by a Borrowing in accordance with subsection 2.06(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to subsection 2.06(c)(i) shall be deemed payment in respect of such participation.
(ii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this subsection 2.06(c) by the time specified in subsection 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iii)    Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this subsection 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this subsection 2.06(c) is subject to the conditions set forth in Section 5.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(i)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
(e)    The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.06 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(f)    The applicable Borrower shall make all payments of principal and interest in respect of Swing Line Loans directly to the Swing Line Lender.
2.07    Termination or Reduction of Commitments.
(a)    The Company may from time to time, upon not less than five Business Days’ prior notice to the Administrative Agent (which notice may be conditioned upon the closing of replacement financing), terminate the Commitments, or permanently reduce the Aggregate Commitment Amount by $5,000,000 or a higher integral multiple of $1,000,000; provided that the Aggregate Commitment Amount may not be reduced to an amount less than the Total Outstandings.
(b)    Any reduction of the Aggregate Commitment Amount shall reduce the amount of the Commitment of each Lender according to its Pro Rata Share. All accrued Commitment Fees to the effective date of any reduction or termination of Commitments shall be paid on the effective date of such reduction or termination.
2.08    Voluntary Prepayments.
(a)    A Borrower may, at any time or from time to time, upon irrevocable notice to the Administrative Agent (which notice may be conditioned upon the closing of replacement financing) as described below, voluntarily prepay Revolving Loans in whole or in part, in an aggregate Dollar Equivalent amount of $5,000,000 or any higher integral multiple of 1,000,000 units of the Applicable Currency; provided that the applicable Borrower may, within 30 days after each funding of participations in a Swing Line Loan pursuant to subsection 2.06(c) or in L/C Obligations pursuant to Section 3.03, make a prepayment of Base Rate Loans in an amount that will cause the aggregate principal amount of all Base Rate Loans to be (i) zero or (ii) $5,000,000 or a higher integral multiple of $1,000,000. The applicable Borrower shall deliver a notice of voluntary prepayment in accordance with Section 12.02 to be received by the Administrative Agent not later than (a) 10:00 p.m. at least three Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Currency Loans, (b) 11:30 a.m. at least two Business Days in advance of the prepayment date if the Loans to be prepaid are Eurodollar Loans, and (c) 11:30 a.m. on the prepayment date if the Loans to be prepaid are Base Rate Loans.
(b)    Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of prepayment for Swing Line Loans made in Dollars, not later than 11:00 a.m. London time one Business Day before the date of prepayment for Swing Line Loans denominated in Swiss francs and not later than 11:00 a.m. London time on the date of prepayment for any other Swing Line Loans, and (ii) any such prepayment shall be in the Dollar Equivalent amount of $100,000 or a higher integral multiple of 100,000 units of the Applicable Currency. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    The applicable Borrower shall specify, in each notice of voluntary prepayment pursuant to subsection 2.08(a), the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or Eurocurrency Loans, or any combination thereof, and the Applicable Currency. No such notice shall be revocable by such Borrower. The Administrative Agent will promptly notify each Lender of any notice of prepayment and of such Lender’s Pro Rata Share of such prepayment.
2.09    Currency Exchange Fluctuations. If, on any Computation Date, the Administrative Agent determines that (a) the Total Outstandings exceed the Aggregate Commitment Amount by a Dollar Equivalent amount of more than $2,000,000 or (b) the aggregate Dollar Equivalent amount of all outstanding Credit Extensions to B&S AG exceeds 105% of the B&S AG Sublimit, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Administrative Agent shall give notice to the Company that a prepayment is required under this Section 2.09, and the Company agrees that it will, or will cause B&S AG to, prepay Loans or provide Backup Support for Letters of Credit within two Business Days of such notice such that, after giving effect to such prepayment or Backup Support, the Total Outstandings do not exceed the Aggregate Commitment Amount or the aggregate amount of all outstanding Credit Extensions to B&S AG does not exceed the B&S AG Sublimit, as applicable.
2.10    Repayment.
(a)    Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Maturity Date.

(b)    Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) the date that is 20 Business Days after such Loan is made and (ii) the Maturity Date.
(c)    Except as otherwise provided herein, each Loan shall be repaid in the currency in which such Loan was made.
2.11    Interest.
(a)    Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin; and (ii) in the case of a Eurocurrency Loan, the Eurocurrency Rate plus the Applicable Margin. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the date on which such Loan is made at a rate per annum equal to the rate agreed to by the applicable Borrower and the Swing Line Lender (provided that upon a deemed request for funding of participations in Swing Line Loans pursuant to subsection 2.06(c)(ii), all Swing Line Loans shall bear interest at the rate then applicable to Base Rate Loans).
(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date and on the Maturity Date. Interest shall also be paid on the date of any prepayment of a Eurocurrency Loan under Section 2.08 or 2.09, for the portion of the Loan so prepaid, and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall also be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
(c)    Notwithstanding subsections 2.11(a) and 3.03(d), while any Event of Default exists, for the period commencing after the Company’s receipt of notice from the Administrative Agent at the request, or with the consent, of the Required Lenders or after acceleration, each Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all of its outstanding Loans and, to the extent permitted by applicable law, all other Obligations, at a rate per annum that is determined by adding 2% per annum to the otherwise applicable interest rate for such Loans or other Obligations or, in the absence of a specified rate, at a rate per annum equal to (i) in the case of Obligations denominated in Dollars, the Base Rate plus the Applicable Margin plus 2%, and (b) in the case of any other Obligations, the Overnight Rate plus the Applicable Margin for Eurodollar Loans plus 2%; provided that, on and after the expiration of any Interest Period applicable to any Eurocurrency Loan outstanding on the date of occurrence of such Event of Default for the period commencing after the Company’s receipt of notice from the Administrative Agent at the request, or with the consent, of the Required Lenders or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to (A) in the case of Eurodollar Loans, the Base Rate plus the Applicable Margin plus 2%, and (b) in the case of any other Eurocurrency Loans, the Overnight Rate plus the Applicable Margin for Eurodollar Loans plus 2%.

(d)    Anything herein to the contrary notwithstanding, the Obligations of each Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the applicable Borrower shall pay such Lender interest at the highest rate permitted by applicable law.
2.12    Fees.
(a)    Arrangement, Agency Fees. The Company shall pay an arrangement fee to each Arranger for such Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, as required by the letter agreements (“Fee Letters”) dated September 7, 2011.
(b)    Commitment Fee. The Company shall pay to the Administrative Agent, for the account of the Lenders (excluding Defaulting Lenders) in accordance with their respective Pro Rata Shares, a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Commitment Fee Rate multiplied by the actual daily amount by which the Aggregate Commitment Amount exceeds the sum of the aggregate principal Dollar Equivalent Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations. The Commitment Fee shall accrue from the Closing Date until the Credit Termination Date, including at any time during which one or more conditions in Article V are not met. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 2011, and ending on the Credit Termination Date; provided that, in connection with any reduction or termination of Commitments pursuant to Section 2.07, the accrued Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with, in the case of a reduction, the following quarterly payment being calculated on the basis of the period from such reduction date to such quarterly payment date.
(c)    Upfront Fees. The Company shall pay to the Administrative Agent for the account of each Lender an upfront fee in the amount and on the date previously agreed among the Company, the Administrative Agent and such Lender.
2.13    Computation of Interest and Fees.
(a)    All computations of interest on Swing Line Loans and Base Rate Loans when the Base Rate is computed by reference to JPMCB’s “prime rate,” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)    Each determination of an interest rate or a Dollar Equivalent amount by the Administrative Agent shall be rebuttably presumptive evidence thereof in the absence of manifest error. The Administrative Agent will, at the request of the applicable Borrower or any Lender, promptly deliver to such Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate or Dollar Equivalent amount.
2.14    Payments by a Borrower.
(a)    All payments to be made by a Borrower hereunder shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by a Borrower shall be made to the Administrative Agent for the account of the Lenders at the Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Administrative Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, (ii) in the case of any payment with respect to Swing Line Loans, no later than 1:00 p.m. on the date specified herein, and (iii) in the case of any other Dollar payment, no later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 12:00 noon, or later than the time specified by the Administrative Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.
(b)    Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)    Unless the Administrative Agent receives notice from the applicable Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full as and when required, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date in Same Day Funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount was distributed to such Lender until the date repaid.
2.15    Payments by the Lenders to the Administrative Agent.

(a)    Unless the Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the applicable Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in Same Day Funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to such Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in Same Day Funds and the Administrative Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate or, in the case of any Borrowing consisting of Offshore Currency Loans, the Overnight Rate, for each day during such period. A notice from the Administrative Agent submitted to any Lender with respect to amounts owing under this subsection 2.15(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Administrative Agent, such Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans comprising such Borrowing.
(b)    The failure of any Lender to make any Revolving Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Revolving Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on any Borrowing Date.
2.16    Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of its Revolving Loans or its participations in L/C Obligations and/or Swing Line Loans any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) of payments to all Lenders on account of all Revolving Loans, L/C Obligations and Swing Line Loans, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations (or subparticipations) in the Revolving Loans and the L/C Obligations and/or Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation (or subparticipation) from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.10) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations (and subparticipations) purchased under this Section 2.16 and will in each case notify the Lenders following any such purchases or repayments.
2.17    Optional Increase in Aggregate Commitment Amount. The Company may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit H, request that the Aggregate Commitment Amount be increased by (a) increasing the amount of the Commitment of one or more Lenders that have agreed (in their sole discretion) to such increase and/or (b) adding one or more commercial banks or other Persons as parties hereto (each an “Additional Lender”) with Commitments in amounts agreed to by such Additional Lenders; provided that (i) any such increase shall be in an aggregate amount of $25,000,000 or a higher integral multiple of $1,000,000; (ii) the aggregate amount of all such increases during the term of this Agreement shall not exceed $250,000,000; (iii) no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent, each Issuing Lender and the Swing Line Lender (which consents shall not be unreasonably withheld); and (iv) the Company may not request such an increase unless the Company has delivered to the Administrative Agent a certificate stating that (x) the representations and warranties contained in Article VI are correct in all material respects on and as of the date of such certificate as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date) and (y) no Default or Event of Default exists on such date. Any increase in the Aggregate Commitment Amount pursuant to this Section 2.17 shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit H (in the case of an increase in the amount of the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit H (in the case of the addition of a commercial bank or other Person as a new Lender) or, in each case, such other period of time as may be agreed among the Company, the increasing and/or new Lenders and the Administrative Agent. The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the Aggregate Commitment Amount pursuant to this Section 2.17 and of the amount of the Commitment and the Pro Rata Share of each Lender after giving effect thereto. If any increase in the Aggregate Commitment Amount pursuant to this Section 2.17 is not ratable among the Lenders, then the Borrowers shall prepay all Revolving Loans outstanding on the date of such increase (and pay any additional amounts required pursuant to Section 4.04) to the extent necessary to cause the outstanding Revolving Loans to be ratable among the Lenders in accordance with their revised Pro Rata Shares.
2.18    Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.10 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.09; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.09; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and neither Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.09.

(C)    With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. Such Defaulting Lender’s participations in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment), but only to the extent that (x) the conditions set forth in Section 5.03 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Loans of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.09.

(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swing Line Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Lenders and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the

Lenders in accordance with the Commitments (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Notice of Defaulting Lenders. The Administrative Agent agrees to promptly notify the Company upon any Lender becoming a Defaulting Lender (but the Administrative Agent shall have no liability for any failure to give, or any delay in giving, any such notice).
2.19    Amendment Effecting a Maturity Extension. Notwithstanding any other provision of this Agreement to the contrary:
(a)    The Company may, by written notice to the Administrative Agent (which shall promptly forward such notice to all Lenders) make an offer (a “Loan Modification Offer”) to the Lenders to make one or more amendments or modifications to allow the Credit Termination Date and the Maturity Date (for purposes of this Section 2.19, the “Scheduled Termination Dates”) for the Accepting Lenders (as defined below) to be extended, and, in connection with such extension, to (i) increase or decrease the Applicable Margin and/or fees payable with respect to the Revolving Loans and/or Commitments of the Accepting Lenders and provide for the payment of additional fees or other consideration to the Accepting Lenders and/or (ii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 12.01) to be effective only during the period from the original Scheduled Termination Dates prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to the Company and the Administrative Agent. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 10 Business Days nor more than 45 Business Days after the date of such notice). Permitted Amendments (to the extent not otherwise approved by the requisite Lenders under Section 12.01) shall become effective only with respect to the Revolving Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”). The Borrowers and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof, (y) the authorization of the Borrowers to enter into and perform their respective obligations under the Loan Modification Agreement and

(z) the consent of the Guarantors to the Permitted Amendments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement. Each of the parties hereto agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby. The Company may effectuate no more than one Loan Modification Agreement during the term of this Agreement.
(b)    This Section shall supersede any provision of this Agreement to the contrary, including Section 2.16 or 12.01, it being understood that nothing in this Section shall impair or limit the effectiveness of any amendment effectuated in accordance with Section 12.01 (including any amendment effectuated simultaneously with any Permitted Amendment).

ARTICLE III
THE LETTERS OF CREDIT
3.01    The Letter of Credit Subfacility.
(a)    On the terms and conditions set forth herein (i) each Issuing Lender agrees (subject to any limitation separately agreed upon between the applicable Borrower and such Issuing Lender), (A) from time to time on any Business Day, during the period from the Closing Date to the date which is seven days prior to the scheduled Credit Termination Date, to issue Letters of Credit for the account of either Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under outstanding Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of either Borrower; provided that no Issuing Lender shall be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) and after giving effect thereto: (A) the Total Outstandings exceed the Aggregate Commitment Amount; (B) the participation of any Lender in the Effective Amount of all L/C Obligations and in all Swing Line Loans plus the outstanding principal amount of the Revolving Loans of such Lender would exceed such Lender’s Commitment; or (C) the Effective Amount of all L/C Obligations would exceed the L/C Sublimit. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and, accordingly, each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
(b)    No Issuing Lender shall be under an obligation to Issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of

Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which such Issuing Lender in good faith deems material to it and for which such Issuing Lender is not compensated hereunder;
(ii)    such Issuing Lender has received written notice from any Lender, the Administrative Agent or a Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;
(iii)    the expiry date of any requested Letter of Credit is (A) more than two years after the date of Issuance, unless the Required Lenders and such Issuing Lender have approved such expiry date in writing, or (B) after the date which is seven days prior to the scheduled Maturity Date (unless the applicable Borrower confirms in writing to such Issuing Lender and the Administrative Agent, at the time of the Issuance that would cause the expiry date of such Letter of Credit to be after such seventh preceding day, that such Letter of Credit will be a Supported Letter of Credit on the scheduled Maturity Date and such Letter of Credit is in fact a Supported Letter of Credit on the scheduled Maturity Date, in which case such expiration date shall not be later than one year after the scheduled Maturity Date);
(iv)    any requested Letter of Credit is not in a form reasonably acceptable to such Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policy of such Issuing Lender;
(v)    such Letter of Credit is in a face amount less than $25,000 (or a lesser amount acceptable to the Administrative Agent and such Issuing Lender), or to be denominated in a currency other than Dollars or an Offshore Currency;
(vi)    a default of any Lender’s obligations to fund under Section 3.03 exists or any Lender is at such time a Defaulting Lender, unless such Issuing Lender has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender; or
(vii)    any Lender is at that time a Defaulting Lender, unless the Issuing Lenders have entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lenders (in their sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
3.02    Issuance, Amendment and Renewal of Letters of Credit.

(a)    Each Letter of Credit shall be issued upon the irrevocable written request of a Borrower received by the applicable Issuing Lender (with a copy sent by such Borrower to the Administrative Agent) at least three Business Days (or such shorter time as such Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile or electronic transmission, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Lender: (i) the proposed date of issuance of such Letter of Credit (which shall be a Business Day); (ii) the face amount and Applicable Currency of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as such Issuing Lender may reasonably require.
(b)    If JPMCB is not the Issuing Lender for a Letter of Credit, the applicable Issuing Lender will, not later than 12:00 noon on the Business Day next preceding the requested date of issuance of such Letter of Credit, confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the applicable Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received notice on or before the Business Day immediately preceding the date such Issuing Lender is to issue a requested Letter of Credit from the Administrative Agent (i) directing such Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a)(ii) as a result of the limitations set forth in clause (A), (B) or (C) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Lender’s usual and customary business practices.
(c)    From time to time while a Letter of Credit is outstanding and prior to the Credit Termination Date (but subject to any limitation separately agreed upon between the applicable Borrower and the applicable Issuing Lender), each Issuing Lender will, upon the written request of the applicable Borrower received by such Issuing Lender (with a copy sent by such Borrower to the Administrative Agent) at least two Business Days (or such shorter time as such Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by such Issuing Lender. Each such request for amendment of a Letter of Credit shall be made by facsimile, or electronic transmission confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the applicable Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Lender may reasonably require. No Issuing Lender shall be under any obligation to amend any Letter of Credit if: (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d)    Each Issuing Lender and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Credit Termination Date, at the option of the applicable Borrower and upon the written request of such Borrower received by the applicable Issuing Lender (with a copy sent by such Borrower to the Administrative Agent) at least two Business Days (or such shorter time as the applicable Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, such Issuing Lender shall be entitled to authorize the automatic renewal of such Letter of Credit issued by such Issuing Lender; provided that no Issuing Lender shall be entitled to authorize such automatic renewal if, at least one Business Day prior to the proposed date of notification of renewal, it shall have received notice from the Administrative Agent (i) directing such Issuing Lender not to renew such Letter of Credit because such renewal is not then permitted under subsection 3.01(a)(ii) as a result of the limitations set forth in clause (A), (B) or (C) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article V are not then satisfied. Each such request for renewal of a Letter of Credit shall be made by facsimile or electronic transmission, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the applicable Issuing Lender: (I) the Letter of Credit to be renewed; (II) the proposed date of notification of renewal of such Letter of Credit (which shall be a Business Day); (III) the revised expiry date of such Letter of Credit; and (IV) such other matters as such Issuing Lender may require. No Issuing Lender shall be under any obligation to renew, and no Lender shall be obligated to participate in, any Letter of Credit if: (A) such Issuing Lender would have no obligation at such time to issue or amend, and no Lender would be obligated to participate in, such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of such Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the applicable Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Lender would be required to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the applicable Borrower but such Issuing Lender shall not have received any L/C Amendment Application from such Borrower with respect to such renewal or other written direction by such Borrower with respect thereto, such Issuing Lender shall nonetheless renew such Letter of Credit, and the Company and the Lenders hereby authorize such renewal, and, accordingly, such Issuing Lender shall be deemed to have received an L/C Amendment Application from such Borrower requesting such renewal.
(e)    An Issuing Lender may, at its election (or as required by the Administrative Agent at the direction of the Required Lenders), deliver any notice of termination or other communication to any beneficiary or transferee of any Letter of Credit Issued by such Issuing Lender, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than seven days prior to the scheduled Credit Termination Date (unless such Letter of Credit is a Supported Letter of Credit).
(f)    This Agreement shall control in the event of any conflict with any L/C- Related Document (other than any Letter of Credit). In addition, unless the applicable Borrower and the applicable Issuing Lender shall otherwise expressly agree in writing, any purported grant of (or requirement to grant) a Lien contained in any L/C Related Document shall be ineffective and null and void.

(g)    Each Issuing Lender will deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of such Letter of Credit or such amendment to or renewal of a Letter of Credit.
(h)    Within five Business Days after the end of each month, the Administrative Agent will send to the Borrowers and each Lender a statement reflecting the outstanding Letters of Credit as of the end of such month.
3.03    Risk Participations, Drawings and Reimbursements.
(a)    Immediately upon the Issuance of each Letter of Credit (or, in the case of each Existing Letter of Credit, on the Closing Date), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation for so long as any related L/C Obligations shall be outstanding.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the applicable Borrower and the Administrative Agent. If such Borrower receives notice of a drawing under a Letter of Credit prior to 11:00 a.m. on the Business Day on which such drawing is honored by an Issuing Lender (each such date, an “Honor Date”), such Borrower shall reimburse such Issuing Lender through the Administrative Agent prior to 12:00 noon on the Honor Date for the amount paid by such Issuing Lender in respect of such drawing. If such Borrower receives notice of a drawing under a Letter of Credit at or after 11 a.m. on the Honor Date, such Borrower may make such reimbursement on the immediately following Business Day (and interest on the amount so paid by the applicable Issuing Lender shall accrue for the account of such Issuing Lender from the Honor Date to such immediately following Business Day at a rate per annum (subject to subsection 2.11(c)) equal to (i) if such amount is denominated in Dollars, the Base Rate plus the Applicable Margin or (ii) if such amount is denominated in any other currency, the Overnight Rate plus the Applicable Margin for Eurocurrency Loans (or, in the case of both clause (i) and clause (ii), such other rate as the applicable Borrower and such Issuing Lender shall agree)). Any reimbursement pursuant to the preceding two sentences shall be made in the same currency as the applicable drawing. If the applicable Borrower fails to reimburse the applicable Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 noon on the date required above, the Administrative Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on such date in payment in an amount (the “Reimbursement Amount”) equal to such drawing or, if such drawing was not paid in Dollars, in the amount that such Issuing Lender determines (in good faith) and specifies to the Administrative Agent to be necessary to reimburse such Issuing Lender in full for such drawing, subject to the amount of the unutilized portion of the Commitments and subject to the conditions set forth in Section 5.03, (excluding any notice requirement and without regard to the Minimum

Tranche). Any notice given by an Issuing Lender or the Administrative Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile or electronic transmission); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each Lender shall upon any notice pursuant to subsection 3.03(b) make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in immediately available funds equal to its Pro Rata Share of the Reimbursement Amount, whereupon the participating Lenders shall (subject to subsection 3.03(d)) each be deemed to have made Base Rate Loans to the applicable Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Pro Rata Share of the Reimbursement Amount by no later than 2:00 p.m. on the applicable date, then interest shall accrue on such Lender’s obligation to make such payment, from such date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of each Honor Date, but failure of the Administrative Agent to give any such notice on an Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03.
(d)    With respect to any unreimbursed drawing that is not converted into Base Rate Loans to the applicable Borrower in whole or in part as contemplated by subsection 3.03(b), because of the failure to satisfy the conditions set forth in Section 5.03 (other than any notice requirement) or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in Dollars in an amount equal to the Reimbursement Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall (subject to subsection 2.11(c)) bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin, and each Lender’s payment to such Issuing Lender pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.
(e)    Each Lender’s obligation to make Base Rate Loans or L/C Advances as contemplated by this Section 3.03 as a result of a drawing under a Letter of Credit shall be absolute and unconditional and without recourse to the applicable Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, either Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Base Rate Loans (but not L/C Advances) under this Section 3.03 is subject to the conditions set forth in Section 5.03.
3.04    Repayment of Participations.
(a)    Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the applicable Borrower (i) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of such Issuing Lender for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative Agent for the account of the applicable Issuing Lender, the amount of such Lender’s Pro Rata Share of such funds, and such Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Administrative Agent for the account of such Issuing Lender.
(b)    If the Administrative Agent or an Issuing Lender is required at any time to return to a Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by such Borrower to the Administrative Agent for the account of such Issuing Lender pursuant to subsection 3.04(a) in reimbursement of a payment made under a Letter of Credit or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or such Issuing Lender the amount of its Pro Rata Share of all amounts so returned by the Administrative Agent or such Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent or such Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.
3.05    Role of an Issuing Lender.
(a)    Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or the authority of the Person executing or delivering any such document.
(b)    No Issuing Lender nor any of its correspondents, participants or assignees Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.
(c)    Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuing Lender nor any of its correspondents, participants or assignees, shall be liable or responsible for any matter described in clauses (a) through (g) of Section 3.06; provided that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower to the extent such damages are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
3.06    Obligations Absolute. The obligations of the applicable Borrower under this Agreement and any L/C-Related Document to reimburse the applicable Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Base Rate Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
(a)    any lack of validity or enforceability of this Agreement or any L/C-Related Document;
(b)    any change in the time, manner or place of payment of, or in any other term of, any of the obligations of such Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any of the L/C-Related Documents;
(c)    the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), an Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;
(d)    any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
(e)    any payment by an Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by an Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;
(f)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for any of the obligations of such Borrower in respect of any Letter of Credit; or
(g)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a Guarantor.

3.07    Letter of Credit Fees.
(a)    Each Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee (the “L/C Fee”), in Dollars, with respect to each outstanding Letter of Credit issued for the account of such Borrower equal to the L/C Fee Rate for such type of Letter of Credit times the average daily maximum Dollar Equivalent amount available to be drawn on such Letter of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. L/C Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Maturity Date (or such later date upon which all Letters of Credit have terminated), with the final payment to be made on the Maturity Date (or such later termination date).
(b)    The applicable Borrower shall pay to each Issuing Lender a letter of credit fronting fee, in Dollars, for each Letter of Credit Issued by such Issuing Lender at the times and in the amounts agreed to from time to time between such Borrower and such Issuing Lender.
(c)    The applicable Borrower shall pay to the applicable Issuing Lender from time to time promptly after demand such Issuing Lender’s normal issuance, presentation, amendment, negotiation and other processing fees, and other standard costs and charges, relating to letters of credit as from time to time in effect.
3.08    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
3.09    Cash Collateral. If any Letter of Credit remains outstanding and partially or wholly undrawn as of the Maturity Date, then the applicable Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to the maximum amount then available to be drawn under all Letters of Credit. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or any Issuing Lender, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines in good faith that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
3.10    Release of Cash Collateral. Cash Collateral (or the appropriate portion thereof) provided by a Borrower to reduce Fronting Exposure or other obligations shall be released to such Borrower (or such other Person as may be lawfully entitled thereto) promptly following (i)

the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.08(e))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of a Default or Event of Default.
ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY
4.01    Taxes.
(a)    All payments by a Borrower to a Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, each Borrower shall pay all Other Taxes in connection with payments made by such Borrower hereunder.
(b)    If a Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:
(i)    the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.01), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;
(ii)    such Borrower shall make such deductions and withholdings;
(iii)    such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and
(iv)    such Borrower shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.
(c)    The Borrowers agree to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including interest, additions to tax, expenses and, except to the extent arising from the gross negligence or willful misconduct of such Lender or the Administrative Agent, respectively, penalties) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this subsection

(c) shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes written demand therefor in accordance with Section 4.07.
(d)    Within 30 days after the date of any payment by a Borrower of Taxes, Other Taxes or Further Taxes, such Borrower shall furnish to each Lender or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent. Each Lender shall, promptly upon request by a Borrower, deliver to such Borrower copies of all completed and executed forms reasonably deemed necessary by such Borrower in connection with the payment of amounts demanded by such Lender pursuant to subsection 4.01(c).
(e)    If a Borrower is required to pay any amount to any Lender or the Administrative Agent pursuant to subsection 4.01(b) or (c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the good faith judgment of such Lender is not otherwise disadvantageous to such Lender.
(f)    If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by such Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(g)    Without limiting any other provision of this Section 4.01, each Lender (i) represents and warrants to the Borrowers that, as of the date of this Agreement (or, if later, the date such Lender becomes a party hereto), such Lender (A) is a Swiss Qualifying Lender and (B) has not entered into a participation arrangement with respect to this Agreement with any Person that is not a Swiss Qualifying Lender; and (ii) agrees that such Lender shall promptly notify the Administrative Agent and the Company if for any reason it ceases to be a Swiss Qualifying Lender.
4.02    Illegality.
(a)    If any Lender determines that the introduction of, or any change in or in the interpretation or administration of, any Requirement of Law, in each case after the date hereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Eurocurrency Loans (including Eurocurrency Loans in any Applicable Currency), then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of that Lender to make Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist

(which notice such Lender shall deliver promptly after such circumstances cease to exist), at which time such Lender shall notify the Administrative Agent and the Borrowers and such Lender’s obligation to make Eurocurrency Loans shall be reinstated.
(b)    If a Lender determines that it is unlawful to maintain any Eurocurrency Loan, the applicable Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Eurocurrency Loans of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04 either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loan.
(c)    If the obligation of a Lender to make Eurocurrency Loans has been suspended or a Lender may no longer maintain Eurocurrency Loans, then concurrently with the making of any Eurocurrency Loans by the other Lenders or with any prepayment required pursuant to subsection (b) above, such Lender shall (without regard to whether the conditions specified in Section 5.03 have been satisfied in the case of Loans made pursuant to subsection (b)) make Base Rate Loans in a Dollar Equivalent amount equal to such Lender’s Pro Rata Share of the applicable Borrowing and, so long as such circumstances shall continue, all Loans that such Lender would otherwise make or maintain as Eurocurrency Loans shall instead be made or maintained as Base Rate Loans.
(d)    Before giving any notice to the Administrative Agent under this Section 4.02, the affected Lender shall designate a different Lending Office with respect to its Eurocurrency Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.
4.03    Increased Costs and Reduction of Return.
(a)    If any Lender determines that, due to any Change in Law (other than any change in the Associated Costs Rate), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Loans or participating in Letters of Credit or, in the case of an Issuing Lender, any increase in the cost to such Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the applicable Borrower shall be liable for, and shall from time to time, within ten days after demand in accordance with Section 4.07 (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of or Loans made by such Lender, such Lender’s participation in Letters of Credit or Swing Line Loans or the issuance or maintenance by such Lender of any

Letter of Credit, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, within ten days after demand in accordance with Section 4.07 of such Lender to the Borrowers through the Administrative Agent, the Borrowers will pay to such Lender such additional amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    The per annum interest rate applicable to each Offshore Currency Loan shall be increased for any Interest Period by the Associated Costs Rate for such Interest Period.
4.04    Funding Losses. The applicable Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a)    the failure of such Borrower to make on a timely basis any payment of principal of any Eurocurrency Loan;
(b)    the failure of such Borrower to borrow, continue or convert a Revolving Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation except as set forth in subsection 2.05(b) or (c);
(c)    the failure of such Borrower to make any prepayment of any Loan in accordance with any notice delivered under Section 2.08;
(d)    the prepayment (including pursuant to Section 2.08 or 2.09) or other payment (including after acceleration thereof) by such Borrower of a Eurocurrency Loan on a day that is not the last day of the relevant Interest Period; or
(e)    the automatic conversion under Section 2.04 of any Eurocurrency Loan made to such Borrower to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;
including any foreign exchange loss or any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurocurrency Loans or from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Loans. For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 4.04 and under subsection 4.03(a), each Eurocurrency Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurocurrency Rate by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan is in fact so funded.
4.05    Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan, or that the Eurocurrency Rate applicable pursuant to subsection 2.11(a) for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Required Lenders revokes such notice in writing (and the Lenders agree to so instruct the Administrative Agent promptly if the circumstances underlying such suspension cease to exist). Upon receipt of such notice, such Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If such Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Revolving Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurocurrency Loans. In the case of any Offshore Currency Loans, the Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent amount of the originally requested Borrowing or continuation in the Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.
4.06    Reserves on Eurocurrency Loans. Each Borrower shall pay to each Lender, at any time such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan of such Lender equal to the actual cost of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive).
(a)    Without limiting (but without duplication of) the foregoing clause (a), each Borrower shall pay to each Lender, in respect of any Offshore Currency Loans, additional costs arising under any applicable regulations of any central bank or other relevant Governmental Authority on the unpaid principal amount of each Offshore Currency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive).
(b)    Any amount payable with respect to a Loan pursuant to clause (a) or (b) above shall be paid on each date on which interest is payable on such Loan, provided that the applicable Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional amount from the applicable Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional amount shall be payable 15 days after receipt of such notice.
4.07    Certificates of Lenders. Any Lender or Participant claiming reimbursement or compensation under this Article IV shall deliver to the applicable Borrower (with a copy to the Administrative Agent), concurrently with making such claim, a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Lender or Participant hereunder and such certificate shall be conclusive and binding on such Borrower in the absence of demonstrable error. In determining such amount, the Administrative Agent or such Lender or Participant may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Article IV shall not constitute a waiver of such Lender’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender pursuant to this Article IV for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender delivers the applicable certificate pursuant to the first sentence of this Section 4.07 (except that, if a Change in Law giving rise to such increased cost or reduction is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).
4.08    Substitution of Lenders. At any time a Lender is an Affected Lender or a Defaulting Lender, the Company may: (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s or Defaulting Lender’s Loans, Commitment and participations in Letters of Credit and Swing Line Loans; and/or (ii) designate a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Lender’s Loans, Commitment and participations in Letters of Credit and Swing Line Loans (a “Replacement Lender”). Any such designation of a Replacement Lender under clause (ii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and any such substitution shall in any event be effective upon satisfaction of the conditions set forth in Section 12.08.
4.09     Removal of Lenders. Notwithstanding any other provision of this Agreement to the contrary, if either (a) a Lender (a “Demanding Lender”) demands any payment of any amount pursuant to this Article IV and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Borrowers generally are obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”) or (b) a Lender ceases to be a Swiss Qualifying Lender, then the Company may terminate such Lender’s Commitment hereunder, provided that (i) no Event of Default or Default shall have occurred and be continuing at the time of such Commitment termination, (ii) in the case of a Demanding Lender, the Company shall concurrently terminate the Commitment of each other Lender that has made a demand for payment under this Article IV that arises out of such Trigger Event and that is similarly disproportionate to the amount the Borrowers are generally obligated to pay to other Lenders arising out of such Trigger Event, (iii) the Administrative Agent, all Issuing Lenders and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of the Company and its Subsidiaries) and (iv) such Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 4.09)). In no event shall the termination of a Lender’s Commitment in accordance with this paragraph impair or otherwise affect the obligation of the Borrowers to make any payment demanded by such Lender in accordance with this Article IV.
4.10    Survival. The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT
5.01    Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension is subject to the condition that the Administrative Agent shall have received, on or before October 13, 2011, all of the following, in form and substance reasonably satisfactory to the Administrative Agent and each Lender:
(a)    Credit Agreement and Notes. This Agreement executed by each party hereto and a Note issued by the Company for each Lender (if any) that has requested such a Note.
(b)    Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of the Company and each Guarantor certifying (i) resolutions of the board of directors or equivalent governing body of such entity authorizing the execution, delivery and performance by such entity of the Loan Documents to which it is a party; (ii) the names and true signatures of the officers of such entity authorized to execute and deliver the Loan Documents to which such entity is a party; and (iii) the organizational documents of such Loan Party.
(c)    Guaranty. A counterpart of the Guaranty signed by sufficient Subsidiaries to satisfy the requirements of Section 7.13.
(d)    Legal Opinions. An opinion of each of (i) Foley & Lardner LLP, counsel to the Loan Parties, substantially in the form of Exhibit D-1, and (ii) Patricia Hanz, Esq., assistant general counsel of the Loan Parties, substantially in the form of Exhibit D-2.
(e)    Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees to the extent due and payable on the Closing Date.
(f)    Certificate. A certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, stating that:
(i)    the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;
(ii)    no Default or Event of Default exists or would result after giving effect to the initial Credit Extension; and
(iii)    no event or circumstance has occurred since July 3, 2011 that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(g)    Existing Credit Agreement. Evidence that all amounts (other than contingent indemnification obligations) payable by the Company under the Existing Credit Agreement have been, or concurrently with the initial Credit Extension will be, paid in full.
(h)    Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

The Administrative Agent shall promptly notify the Company and the Lenders of the occurrence of the Closing Date, which notice shall be conclusive and binding.
5.02    Conditions to Initial Credit Extension to B&S AG. The obligation of each Lender to make its initial Credit Extension to B&S AG is subject to the conditions that (x) the Closing Date shall have occurred and (y) the Administrative Agent shall have received all of the following, in form and substance reasonably satisfactory to the Administrative Agent and each Lender:
(a)    Notes. A Note issued by B&S AG for each Lender (if any) that has requested such a Note.
(b)    Director’s Certificate. A certificate of a Director of B&S AG certifying (i) resolutions of the board of directors or equivalent governing body of B&S AG authorizing or ratifying, as applicable, the execution, delivery and performance by B&S AG of the Loan Documents to which it is a party; (ii) the names and true signatures of the authorized persons or attorneys-in-fact (or the equivalent) of B&S AG authorized to execute and deliver the Loan Documents to which B&S AG is a party; and (iii) the organizational documents of B&S AG.
(c)    Legal Opinions. An opinion of Baker & McKenzie Zurich, Swiss counsel to B&S AG.
(d)    Certificate. A certificate signed by a Responsible Officer or a Director on behalf of B&S AG, stating that the representations and warranties applicable to B&S AG contained in Article VI are true and correct on and as of such date, as though made on and as of such date.
(e)    Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.
5.03    Conditions to All Credit Extensions. The obligation of each Lender to make any Loan to be made by it (including its initial Loan), and the obligation of any Issuing Lender to issue, and of each Lender to participate in, any Letter of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:
(a)    Notice of Borrowing or Issuance. In the case of a Revolving Loan, the Administrative Agent shall have received a Notice of Borrowing; in the case of a Swing Line Loan, the Swing Line Lender shall have received a Swing Line Loan Notice; and in the case of the issuance of a Letter of Credit, the Administrative Agent and the applicable Issuing Lender shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02.
(b)    Continuation of Representations and Warranties. The representations and warranties in Article VI (other than subsection 6.10(b) and Section 6.05) shall be true and correct in all material respects on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(c)    No Existing Default. No Default or Event of Default shall exist or shall result after giving effect to such Borrowing or Issuance.
Each Notice of Borrowing, and each L/C Application and, if requesting a Credit Extension, L/C Amendment Application, submitted by a Borrower hereunder shall constitute a representation and warranty by such Borrower that, as of the date of each such notice and as of each Borrowing Date or Issuance Date, the conditions in subsections 5.03(a), (b) and (c) are satisfied.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to the Administrative Agent and each Lender that:
6.01    Existence and Power. The Company and each of its Specified Subsidiaries:
(a)    is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(b)    has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets, carry on its business and (ii) in the case of each Loan Party, to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;
(c)    is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
(d)    is in compliance with all Requirements of Law;
except, in the case of clauses (b)(i), (c) and (d), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing by such Loan Party of Loans, the issuance of Letters of Credit for the account of such Loan Party and the performance by such Loan Party of its obligations hereunder and under the other Loan Documents to which it is a party have been duly authorized by all necessary organizational action on the part of such Loan Party, and do not and will not:
(a)    contravene the terms of the Organization Documents of such Loan Party;
(b)    conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which a Borrower or any Subsidiary or its property is subject; or
(c)    violate any Requirement of Law applicable to the Company or any Subsidiary.

6.03    Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or material notice to, or material filing with, any Governmental Authority is necessary or required to be made by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party (other than customary post-closing filings with the SEC).
6.04    Binding Effect. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
6.05    Litigation, etc. To the best of the Company’s knowledge, no litigation (including derivative actions), arbitration proceedings or governmental or regulatory proceedings are pending or threatened in writing against the Company or any of its Subsidiaries that is reasonably likely to be adversely determined and, if so determined, would be reasonably likely to have a Material Adverse Effect, except as set forth in Schedule 6.05. Other than any liability incident to such litigation or proceedings or as disclosed in filings with the SEC prior to the Closing Date, neither Borrower has any material contingent liabilities not provided for or disclosed in the financial statements referred to in subsection 6.10(a) which could reasonably be expected to have a Material Adverse Effect.
6.06    ERISA Compliance. Except as specifically disclosed in Schedule 6.06:
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification, which loss could reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, in each case except to the extent the foregoing could not reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of Company, threatened (in writing) claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan which have resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except to the extent the following could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of

ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.
6.07    Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12. None of the Borrowers or any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
6.08    Title to Properties. The Company and the Specified Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in or other rights to use, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.09    Taxes. The Company and its Subsidiaries have filed all Federal income and other material tax returns and reports required to be filed (which returns and reports have been true, correct and complete in all material respects), and have paid all Federal income and other material taxes and other governmental charges levied or imposed upon them or their properties, income or assets and that are due and payable, except those which are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.
6.10    Financial Condition.
(a)    The audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended July 3, 2011, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period ended on such date, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (y) fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)    Since July 3, 2011, there has been no Material Adverse Effect.
6.11    Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.11, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.12    Regulated Entities. None of the Company, any Person controlling any Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
6.13    Subsidiaries. As of the date of this Agreement, (a) the name and jurisdiction of organization of each Subsidiary is set forth on Schedule 6.13; and (b) the Company has no Material Subsidiaries or Specified Subsidiaries other than those specifically designated as such on Schedule 6.13.
6.14    Insurance. The properties of the Company and its Specified Subsidiaries are insured in all material respects in accordance with Section 7.06.
6.15    Full Disclosure. None of the statements contained in any exhibit, report, statement or certificate furnished in writing by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the Loan Documents (including statements concerning the Company and its Subsidiaries in the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood (a) that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results) and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).
ARTICLE VII
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any contingent indemnification or similar obligation that is not due and payable) shall remain unpaid or any Letter of Credit (other than a Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:
7.01    Financial Statements. The Company shall deliver to the Administrative Agent (which shall promptly make available to each Lender):
(a)    Not later than 100 days after the end of each fiscal year (commencing with the fiscal year ending July 1, 2012), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PriceWaterhouseCoopers LLP or another nationally recognized independent public accounting firm (“Independent Auditor”) which shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a consistent basis (except as specified therein). Such opinion shall not include a going concern qualification or be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records, provided that if such opinion covers both such consolidated financial statements and the Company’s internal controls over financial reporting, then such opinion may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of the Company’s internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable governmental authority.
(b)    Not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending October 2, 2011), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of notes thereto), the financial position and the results of operations of the Company and the Subsidiaries.
7.02    Certificates; Other Information. The Company shall furnish to the Administrative Agent (which shall promptly make available to each Lender):
(a)    concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to Sections 7.13, 8.01, 8.05, 8.08, 8.09 and 8.10, except as specified in such certificate;
(b)    concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;
(c)    promptly, but not later than five Business Days after the date of filing with the SEC, copies of all financial statements and reports that the Company sends to its shareholders generally, and copies of all financial statements and regular, periodical or special reports (including any report on Form 8-K) that the Company or any Subsidiary may make to, or file with, the SEC; and
(d)    promptly, such additional information regarding the business, financial or organizational affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01 or subsection 7.02(a), (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that: the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) JPMorgan and/or JPMCB will make available materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Lenders and potential Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders or potential Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized JPMorgan, JPMCB, the Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 12.09; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) JPMorgan and JPMCB shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.
7.03    Notices. The Company shall promptly notify the Administrative Agent (which shall promptly notify each Lender):
(a)    upon any Responsible Officer becoming aware of the occurrence of any Default or Event of Default;

(b)    upon any Responsible Officer becoming aware of any matter, including any litigation, governmental proceeding or environmental proceeding, that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    upon any Responsible Officer becoming aware of the occurrence of any ERISA Event (but in no event more than ten days after such ERISA Event), and deliver to the Administrative Agent a copy of any notice with respect to such ERISA Event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event; and
(d)    promptly after the president, chief financial officer, chief operating officer, chief executive officer, treasurer or general counsel of the Company obtains knowledge thereof, notice of any change in the Company’s credit ratings or the issuance by any Subsidiary of any guaranty that, in each case, would require the issuance of a guaranty by any Subsidiary pursuant to Section 7.13.
Each notice under this subsection (a), (b) or (c) above shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe the provisions of this Agreement or other Loan Document that have been breached or violated.
7.04    Preservation of Existence, Etc. The Company shall, and shall cause each Specified Subsidiary to:
(a)    preserve and maintain in full force and effect its existence and good standing (or the equivalent) under the laws of its state or jurisdiction of organization except as otherwise permitted by this Agreement;
(b)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02 and/or (ii) to the extent the failure to have or maintain the effectiveness of any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and
(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.05    Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its material property which is used in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve could not reasonably be expected to have a Material Adverse Effect.
7.06    Insurance. The Company shall maintain, and shall cause each Specified Subsidiary to maintain, with financially sound and responsible independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Specified Subsidiaries may self-insure against such risks and in such amounts customary in the industry of the Company and its Specified Subsidiaries.
7.07    Payment of Taxes. The Company shall, and shall cause each Specified Subsidiary to, pay and discharge as the same shall become due and payable, all material tax liabilities and governmental charges upon it or its properties or assets, unless the same are being contested in good faith by appropriate action and adequate reserves in accordance with GAAP are being maintained by the Company or such Specified Subsidiary.
7.08    Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect.
7.09    Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification and (c) make all required contributions to any Plan subject to Section 412 of the Code, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.10    Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries sufficient to prepare financial statements in conformity with GAAP, or applicable accounting procedures related to Foreign Subsidiaries, shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Specified Subsidiary to permit, representatives and independent contractors of the Administrative Agent and representatives of any Lender to visit and inspect any of their respective properties, to examine their respective organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of such Lender or, if applicable, the Administrative Agent and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and on only one occasion during any fiscal year; provided that when a Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be reasonably desired and without advance notice.
7.11    Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to do so or to so comply could not reasonably be expected to have a Material Adverse Effect.
7.12    Use of Proceeds. (a) The Borrowers shall use the proceeds of the Loans for (i) working capital, capital expenditures, commercial paper back-up and other lawful corporate purposes, (ii) to consummate Acquisitions permitted hereunder and (iii) to repay and refinance outstanding indebtedness of the Company; and (b) the Company shall not permit Margin Stock to constitute 25% or more of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any similar restriction, hereunder.
7.13    Guaranty. (a) The Company shall take all steps reasonably necessary to ensure that at all times (i) the Company’s obligations hereunder are guaranteed by all Material Subsidiaries that are Domestic Subsidiaries and (ii) either (A) the Company and the Guarantors own at least 75% of the total assets, and generated at least 75% of the revenue for the 12-month period ending on the last day of the calendar quarter ended immediately prior to the date of determination for which financial statements have been delivered pursuant to subsection 7.01(a) or (b), of the Company and its Subsidiaries on a consolidated basis (excluding special purpose entities engaged solely in Securitization Transactions); or (B) the Company’s obligations hereunder are guaranteed by (1) Domestic Subsidiaries (excluding special purpose entities engaged solely in Securitization Transactions) that, together with the Company, own at least 90% of the domestic assets and generated at least 90% of domestic revenue of the Company and its Domestic Subsidiaries (excluding special purpose entities engaged solely in Securitization Transactions) on a consolidated basis for the 12-month period ending on the last day of the calendar quarter ended immediately prior to the date of determination for which financial statements have been delivered pursuant to subsection 7.01(a) or (b) and (2) except to the extent such guaranty would (x) result in adverse tax consequences (other than insignificant consequences) for the Company or any Subsidiary or (y) be prohibited, impractical or disproportionately expensive under applicable law or the applicable joint venture agreement for any Subsidiary that is a foreign joint venture, each Material Subsidiary that is a Foreign Subsidiary; provided that at any time that the Company’s long-term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, corporate or similar ratings of the Company) has both a “BBB” or better rating by S&P and a “Baa2” or better rating by Moody’s, the only Subsidiaries that will be required to provide subsidiary guarantees will be those Subsidiaries that are guarantors of either (a) the Company’s 6-7/8% Senior Notes due 2020 or (b) one or more other Credit Facilities (as defined in the First Supplemental Indenture for the Senior Notes referred to in clause (a) above, regardless of whether such Senior Notes remain in effect) in a principal amount of $15,000,000 million or more.
(a)    The obligations of B&S AG will be guaranteed by (i) the Company and (ii) subject to the proviso set forth in clause (a) above, except to the extent such guarantee would (A) result in adverse tax consequences (other than insignificant consequences) for the Company or any Subsidiary or (B) be prohibited, impractical or disproportionately expensive under applicable law or the applicable joint venture agreement for any Subsidiary that is a foreign joint venture, all Material Subsidiaries that are Foreign Subsidiaries.
(a)    Without limiting the foregoing, the Company shall deliver, or cause to be delivered, to the Administrative Agent documents of the types described in subsections 5.01(b), (c) and (d) in connection with the addition of any Guarantor, together with such other documents as the Administrative Agent may reasonably request.
7.14    Swiss Twenty Non-Bank Rule. B&S AG shall at all times comply with the Swiss Twenty Non-Bank Rule; provided that B&S AG shall not be in breach of this Section 7.14 if the number of its creditors (other than Swiss Qualifying Lenders) under all outstanding debts classified as debentures under Swiss law exceeds 20 solely by reason of (a) an inaccurate representation and warranty by a Lender pursuant to Section 4.01(g); (b) any assignment or participation by a Lender to a Person that is not a Swiss Qualifying Lender without the consent of the Company; or (c) any Lender ceasing to be a Swiss Qualifying Lender so long as (i) commencing promptly after the Company obtains knowledge of such event, the Company and B&S AG take all reasonable steps to cause the number of creditors of B&S AG of the type described above to be less than 20 and (ii) the Company agrees to indemnify each Lender for any loss, cost or expense such Lender may incur as a result of any violation of the Swiss Twenty-Non-Bank Rule.
ARTICLE VIII
NEGATIVE AND FINANCIAL COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation that is not due and payable) shall remain unpaid or any Letter of Credit (other than a Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:
8.01    Limitation on Liens. The Company shall not, and shall not permit any Specified Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    any Lien existing on property of the Company or any Specified Subsidiary on the Closing Date and set forth in Schedule 8.01;
(b)    any Lien created under any Loan Document;
(c)    Liens for taxes, fees, assessments or other governmental charges which are not delinquent for more than 60 days or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07; provided that no notice of lien has been filed or recorded under the Code;
(d)    Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen and similar Liens imposed by law) and that are not delinquent for more than 90 days or remain payable without penalty or that are being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto;
(e)    Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business in connection with workers’ compensation, unemployment compensation and other types of social security;
(f)    Liens on the property of the Company or any Specified Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, performance and appeal bonds, and

(iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto;
(g)    attachments, appeal bonds, judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default and in the aggregate do not at any time exceed $50,000,000;
(h)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens that, in the aggregate, do not materially (i) detract from the value of the property subject thereto or (ii) interfere with the ordinary conduct of the businesses of the Company and its Specified Subsidiaries;
(i)    Liens on assets of a Person immediately prior to its being consolidated with or merged into the Company or a Specified Subsidiary or otherwise becoming a Specified Subsidiary; provided that such Liens were not created in anticipation thereof;
(j)    Liens on deposit accounts or other funds maintained with a depositary institution arising (i) solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies or (ii) in the ordinary course of business in connection with intercompany cash pooling, interest set off and/or sweeping arrangements; provided that, in each case, no funds in such a deposit account or otherwise maintained with a depositary institution constitute dedicated cash collateral, are subject to restrictions against access by the Company or the applicable Specified Subsidiary in excess of those set forth by regulations promulgated by the FRB or are intended by the Company or any Specified Subsidiary to provide collateral to the depository institution;
(k)    Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;
(l)    Liens securing obligations in respect of Capital Leases or Synthetic Lease Obligations, in each case on assets subject to such leases and documents directly related thereto, provided that such leases are otherwise permitted hereunder;
(m)    any Lien on property existing at the time of acquisition of such property by the Company or a Specified Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Specified Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 90 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Specified Subsidiary of the construction of, or improvements to, such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof (except that separate financings provided by one Person and affiliates thereof may be cross-collateralized so long as all such financings are permitted hereunder) and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(n)    any extension, refinancing renewal, substitution or replacement of or for any of the foregoing Liens to the extent that the aggregate principal amount of the Indebtedness or other obligation or liability secured by the applicable Lien shall not be increased; provided that the Lien securing such Indebtedness or other obligation or liability shall not extend to or cover additional assets (it being understood that a Lien covering all assets of a particular type, such as “all inventory”, may cover additional assets of the relevant type);
(o)    Liens arising in connection with Securitization Transactions to the extent permitted hereunder; and
(p)    other Liens (in addition to those described above) securing obligations not exceeding, at the time of incurrence, the greater of $75,000,000 and 5% of Consolidated Total Assets of the Company and its Subsidiaries at the end of the then most recently ended fiscal quarter for which financial statements are available.
Any Lien permitted above on any property may extend to the identifiable proceeds thereof.
8.02    Disposition of Assets. The Company shall not, and shall not permit any Specified Subsidiary to, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of (any such transaction, excluding for the avoidance of doubt (i) any transfer of cash, cash equivalents or marketable securities in the ordinary course of business, (ii) any issuance by a Person of its own equity interests, (iii) any transfer for security purposes that is permitted by Section 8.01 and (iv) any casualty loss, governmental taking or similar disposition, collectively, a “Disposition”) (whether in one or a series of related transactions) any property (including accounts and notes receivable, with or without recourse, and the sale of the stock or other equity interests of any Subsidiary) or enter into any agreement to do any of the foregoing, except:
(a)    Dispositions of inventory, or used, worn-out, obsolete or surplus equipment and other assets, all in the ordinary course of business;
(b)    Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(c)    Dispositions of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(d)    so long as no Default or Event of Default exists or would result therefrom (i) Dispositions by the Company or any Specified Subsidiary to the Company or any Specified Subsidiary and (ii) Dispositions of assets between and among the Company and its Wholly-Owned Subsidiaries and the Disposition of assets from any other Subsidiary to the Company or a

Wholly-Owned Subsidiary of the Company; provided that in the case of Dispositions pursuant to clause (ii), the Company shall be in pro forma compliance with Section 7.13 after giving effect thereto (to the extent such Section is applicable);
(e)    Dispositions of accounts receivable, lease receivables and similar rights and related assets, in connection with Securitization Transactions;
(f)    grants of non-exclusive licenses in intellectual property;
(g)    any sale by the Company of its treasury stock;
(h)    Dispositions to effectuate tax reorganizations otherwise permitted by Section 8.06; and
(i)    Dispositions not otherwise permitted hereunder which are made for fair market value; provided that at the time of any such Disposition, (i) no Default or Event of Default shall exist or shall result after giving effect to such Disposition and (ii) the aggregate consideration for all assets sold or otherwise disposed of by the Company and its Subsidiaries, together, shall not exceed (x) in any fiscal year 15% of Consolidated Total Assets as of the beginning of such fiscal year or (y) during the term of this Agreement, $583,176,300.
8.03    Consolidations and Mergers. The Company shall not, and shall not permit any Specified Subsidiary to, merge with or consolidate into any Person, except:
(a)    the Company or any Specified Subsidiary may merge with or consolidate into any Person, provided that (i) at the time of such merger or consolidation, no Default or Event of Default shall exist or result after giving effect to the consummation of such merger or consolidation, (ii) if such transaction involves the Company, the Company shall be the continuing or surviving corporation, (iii) subject to the preceding clause (ii), if such transaction involves B&S AG and B&S AG is still a Borrower, B&S AG shall be the continuing or surviving Person, (iv) subject to the last paragraph of this Section 8.03, if such transaction involves a Specified Subsidiary (and does not involve the Company), a Specified Subsidiary shall be the continuing or surviving Person and (v) subject to the last paragraph of this Section 8.03, if such transaction involves a Wholly-Owned Specified Subsidiary (and does not involve the Company), a Wholly-Owned Specified Subsidiary shall be the continuing or surviving Person;
(b)    any Specified Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Specified Subsidiary or as otherwise permitted by Section 8.02.
In addition, any Disposition that would be permitted by Section 8.02 may also be accomplished via a merger or consolidation of a Specified Subsidiary and such merger or consolidation shall be permitted pursuant to this Section 8.03.
8.04    Acquisitions. The Company shall not, and shall not permit any Subsidiary to, make any Acquisition unless (a) in the case of the Acquisition of a Person, such Acquisition has been approved by the board of directors or similar governing body of such Person, (b) the Person to be acquired is in, or the assets to be acquired are for use in, the same or a similar line of business as the Company and its Subsidiaries or a reasonable extension thereof, (c) before and after giving effect to such Acquisition, no Default or Event of Default shall exist and (d) after giving effect to such Acquisition, the Company shall be in pro forma compliance (as determined as of the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in Section 8.10 are available for the Company and for the target Person or assets) with the financial covenants set forth in Section 8.10.
8.05    Limitation on Specified Subsidiary Indebtedness. The Company shall not permit any Specified Subsidiary to create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:
(a)    Indebtedness (and undrawn commitments therefor) existing on the Closing Date and set forth on Schedule 8.05;
(b)    Indebtedness owed to GE Commercial Distribution Finance Corporation, GE Commercial Finance Canada and their respective Affiliates in connection with dealer and/or distributor floor plan financing facilities;
(c)    Indebtedness owed to the Company or another Specified Subsidiary;
(d)    Indebtedness secured by Liens permitted by Section 8.01(i), (l), (m) or (p);
(e)    Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearing house arrangements and other cash management and similar arrangements, in each case in the ordinary course of business;
(f)    Indebtedness of a Person acquired in connection with a permitted Acquisition that was not incurred in contemplation thereof;
(g)    Indebtedness under the Existing Credit Agreement so long as such Indebtedness is repaid concurrently with the making of the initial Credit Extensions hereunder;
(h)    refinancings, extensions or renewals of any of the foregoing Indebtedness to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Indebtedness as so refinanced, extended or renewed) and so long as the material terms applicable to such refinanced Indebtedness are no less favorable to the applicable Specified Subsidiary, taken as a whole, than the material terms in effect immediately prior to such refinancing;
(i)    Securitization Obligations to the extent permitted by Section 8.09;
(j)    Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;
(k)    Guaranty Obligations of a Specified Subsidiary with respect to any Indebtedness or other obligations of any of its Subsidiaries;

(l)    Indebtedness under the Loan Documents;
(m)    guarantees of unsecured notes issued by the Company from time to time in an aggregate principal amount not at any time exceeding $350,000,000; and
(n)    other Indebtedness (in addition to Indebtedness permitted by the other subsections of this Section 8.05) so long as (x) no Default or Event of Default shall have occurred or be continuing both before and immediately after giving effect to the incurrence of any such Indebtedness and (y) the aggregate outstanding principal amount of such other Indebtedness does not at any time exceed, at the time of incurrence of such Indebtedness, (A) in the case of all Specified Subsidiaries, the greater of $140,000,000 and 20% of Consolidated Net Worth as of the last day of the most recently ended fiscal quarter for which financial statements are available and (B) so long as any Subsidiary is required to be a Guarantor pursuant to Section 7.13(a), in the case of Specified Subsidiaries that are not Guarantors, the greater of $70,000,000 and 10% of Consolidated Net Worth as of the last day of the most recently ended fiscal quarter for which financial statements are available.
8.06    Transactions with Affiliates. The Company shall not, and shall not permit any Specified Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a Specified Subsidiary or a Loan Party), except upon fair and reasonable terms no less favorable to the Company, or such Specified Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Specified Subsidiary, except for the following:
(a)    the Company or any Specified Subsidiary may make equity contributions, and/or intercompany loans that have below market interest rates, to any Subsidiary that is not a Specified Subsidiary so long as (i) the Company remains in compliance with Section 7.13 and (ii) any such intercompany loan is payable upon demand;
(b)    subject to Sections 7.13 and 8.03, reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of the Company and its Subsidiaries, so long as the aggregate value of assets owned by the Company and its Domestic Subsidiaries is not materially decreased as a result thereof;
(c)    sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost;
(d)    any Disposition permitted under Section 8.02, any transaction permitted under Section 8.03 and any Restricted Payment permitted under Section 8.08; and
(e)    transactions effected as part of a Securitization Transaction permitted hereunder.
8.07    ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $50,000,000; or (b) engage in a transaction that could be reasonably expected to be subject to Section 4069 or 4212(c) of ERISA.

8.08    Limitation on Dividends and Stock Redemptions. The Company shall not, and shall not permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any capital stock of the Company or any Subsidiary or any warrant, option or other right in respect thereof, except (a) any Subsidiary may declare and pay dividends to, or repurchase its capital stock from, the Company or another Subsidiary (except that no Subsidiary that is a Guarantor may declare or pay any dividend to, or purchase its capital stock from, a Subsidiary that is not a Guarantor); (b) the Company may purchase shares of its capital stock pursuant to the requirements of its employee benefit plans; and (c) the Company may declare and pay cash dividends and repurchase additional shares of its capital stock or warrants, options or other rights in respect thereof (any of the foregoing actions described in this clause (c), a “Restricted Payment”) so long as (i) no Default or Event of Default exists or would result from such Restricted Payment and (ii) after giving effect to such Restricted Payment, the Pro Forma Average Leverage Ratio will not exceed 3.50 to 1.0; provided that if after giving effect to any Restricted Payment, the Pro Forma Average Net Leverage Ratio would be (A) greater than 2.00 to 1.0 but less than or equal to 3.00 to 1.0, then the Company may not make any Restricted Payment if, after giving effect thereto, the aggregate amount of all Restricted Payments made in the then-current fiscal year would exceed $150,000,000; and (B) greater than 3.00 to 1.0, then the Company may not make any Restricted Payment other than (1) regularly scheduled quarterly dividends declared and paid by the Company in the ordinary course of business, (2) purchases and redemptions of the Company’s stock in connection with director and employee stock programs or similar benefit arrangements in the ordinary course of business and (3) purchases and redemptions of the Company’s stock pursuant to stock repurchase programs approved by the Company’s board of directors and publicly announced at a time that the Pro Forma Average Net Leverage Ratio did not exceed 3.00 to 1.0 (but if, at the time of such approval and announcement, the Pro Forma Average Net Leverage Ratio was greater than 2.00 to 1.0, subject to clause (A) above). For purposes of this Section 8.08, the “Pro Forma Average Leverage Ratio” and the “Pro Forma Average Net Leverage Ratio” shall mean the Average Leverage Ratio and the Average Net Leverage Ratio, respectively, as of the last day of the most recently-ended Computation Period for which financial statements are available, in each case adjusted by adding back to Average Funded Debt in the calculation of the applicable ratio all Restricted Payments made since the last day of such Computation Period.
8.09    Off Balance Sheet Transactions. The Company shall not, and shall not permit any Subsidiary to, incur (a) any Securitization Obligations, (b) any Synthetic Lease Obligations or (c) any other obligations in respect of “off-balance sheet” transactions if, at the time of such incurrence, the total of (i) all such Securitization Obligations and Synthetic Lease Obligations and (ii) the principal amount of all such other obligations would exceed 15% of Consolidated Total Assets.
8.10    Financial Covenants.
(a)    Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio for any Computation Period ending on the last day of any fiscal quarter to be less than 3.00 to 1.0:

(b)    Maximum Average Leverage Ratio. The Company shall not permit the Average Leverage Ratio for any Computation Period ending on the last day of any fiscal quarter to exceed 3.50 to 1.0.
8.11    Hedging Agreements. The Company shall not, and shall not permit any Specified Subsidiary to, enter into any Hedging Agreement except for Hedging Agreements that hedge against bona fide business risks (and that are not for speculation).
ARTICLE IX
EVENTS OF DEFAULT
9.01    Event of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. A Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.
(b)    Representation or Warranty. Any representation or warranty by a Borrower or any Specified Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other writing furnished by a Borrower, any Subsidiary or any Responsible Officer at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.
(c)    Specific Defaults. The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 and such failure continues unremedied for five Business Days after a Responsible Officer has knowledge thereof or (ii) contained in subsection 7.03(a), Section 7.12 or in any other provision of Article VIII not referred to above in clause (i).
(d)    Other Defaults. A Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrowers by the Administrative Agent or any Lender.
(e)    Cross-Default. A Borrower or any Specified Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation referred to in the preceding clause (i), and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation or beneficiary or beneficiaries of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such

Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded.
(f)    Insolvency; Voluntary Proceedings. A Borrower or any Specified Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any organizational action to authorize, or in furtherance of, any of the foregoing.
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Specified Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Specified Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Specified Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Specified Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.
(h)    ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal exceeds $50,000,000.
(i)    Monetary Judgments. One or more final judgments, final orders, decrees or arbitration awards is entered against the Company or any Specified Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $50,000,000 or more (determined after allowance for the application of any insurance proceeds to such judgment or order), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.
(j)    Change of Control. Any Change of Control occurs.
(k)    Guarantor Default. Any Guarantor fails (subject to any applicable grace period) in any material respect to perform or observe any term, covenant or agreement in any applicable Guaranty; or, except as otherwise permitted herein, any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated with respect to any Guarantor.

(l)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all Obligations (other than any contingent indemnification or similar obligation that is not due and payable), ceases to be in full force and effect with respect to any Loan Party; any Loan Party contests in any manner the validity or enforceability of any Loan Document, denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document (in each case other than as permitted hereunder).
9.02    Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,
(a)    declare the commitment of each Lender to make Loans and to issue and participate in Letters of Credit and the obligation of each Issuing Lender to issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided that upon the occurrence and during the continuance of any Event of Default specified in subsection 9.01(f) or (g) with respect to a Borrower, the obligation of each Lender to make Loans and the obligation of each Issuing Lender to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender. In addition, following the occurrence and during the continuance of an Event of Default, so long as any Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent or the request of the Required Lenders (or automatically upon the occurrence of any Event of Default specified in subsection 9.01(f) or (g)), the applicable Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to the aggregate undrawn amount of all Letters of Credit and any fees which may be payable in connection with drawings thereon (it being understood that, in determining such amount, no credit shall be given for any cash collateral to the extent it is required to be shared with any Person other than the Administrative Agent and the Lenders pursuant to an “equal and ratable” provision in any document). Such funds shall be promptly applied by the Administrative Agent to reimburse the applicable Issuing Lender for drafts drawn from time to time under the Letters of Credit. Such funds, if any, remaining following the payment of all Obligations in full in cash and the termination or cancellation of all Letters of Credit or the earlier termination of all Events of Default shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the applicable Borrower.

9.03    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
ARTICLE X
THE ADMINISTRATIVE AGENT
10.01    Appointment and Authorization of Administrative Agent.
(a)    Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “administrative agent” in this Agreement and the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Each Issuing Lender shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith, and each Issuing Lender in such capacity shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included each Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to an Issuing Lender.
10.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. The Administrative Agent and any such agent, employee or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such agent, employee or attorney-in-fact and to the Affiliates of the

Administrative Agent and any such agent, employee or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.03    Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by the Borrowers or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.
10.04    Reliance by Administrative Agent.
(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation in good faith believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
(b)    For purposes of determining compliance with the conditions specified in Sections 5.01 and 5.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date (or, in the case of Section 5.02, prior to the date of the initial Credit Extension to B&S AG) specifying its objection thereto.

10.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
10.06    Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrowers or any of the Company’s Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers or any of the Company’s Subsidiaries, and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers or any of the Company’s Subsidiaries that may come into the possession of any of the Agent-Related Persons.
10.07    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, and hold harmless each Agent-Related Person from and against all Indemnified Liabilities; provided that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence, willful misconduct or violation of any applicable Requirement of Law; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence, willful misconduct or violation of a Requirement of Law for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 10.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation or replacement of the Administrative Agent.
10.08    Administrative Agent in Individual Capacity. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower and any of the Company’s Subsidiaries and Affiliates as though JPMCB were not the Administrative Agent, an Issuing Lender or the Swing Line Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding the Borrowers or any of the Company’s Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.
10.09    Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company; provided that any such resignation by JPMCB shall also constitute its resignation as an Issuing Lender and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be approved by the Company at all times other than during the existence of an Event of Default (such approval not to be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender, and the terms “Administrative Agent,” “Issuing Lender” and “Swing Line Lender” shall mean and include such successor administrative agent, Letter of Credit issuer and swing line lender, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.
10.10    Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent and the Company, prior to receipt of any payment under any Loan Document that is subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
(ii)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent and the Company on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the reasonable determination of the Administrative Agent or the Company, (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
(iii)    The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 4.01 (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this subsection 10.10(a) or (ii) if such Lender shall have failed to satisfy the foregoing provisions of this subsection 10.10(a); provided that if such Lender shall have satisfied the requirement of this subsection 10.10(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this subsection 10.10(a) shall relieve the Borrowers of its obligation to pay any amounts pursuant to Section 4.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
(iv)    The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under this subsection 10.10(a).
(b)    Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Company two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
(c)    If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
(d)    Notwithstanding any provision hereof to the contrary, neither B&S AG nor the Company shall be required to make a tax gross up or a tax indemnity payment under this Agreement, or an increased interest payment, to a Lender or an assignee, transferee or participant thereof in respect of Swiss Withholding Tax due on interest payments or other payments by B&S AG under this Agreement as a direct result of such Lender, assignee, transferee or participant (x) breaching the provisions regarding the representation and warranty in Section 4.01(g) as to its status as a Swiss Qualifying Lender, (y) failing to comply with the limitations on assignments, transfers and participations set forth herein or (z) failing to provide a timely notice required by Section 4.01(g)(ii). In the event of any such breach that has not been cured as of the applicable payment date, B&S AG shall be entitled to (1) deduct such Swiss Withholding Tax from any interest payment or other payment due from it to the breaching Lender, assignee, transferee or participant (the “Breaching Party”) under this Agreement or (2) be promptly reimbursed by the Breaching Party for any Swiss Withholding Tax amount due from B&S AG in relation to interest paid or any other payment to the Breaching Party under this Agreement if the interest payment or such other payment was already made by B&S AG without a deduction for the relevant Swiss Withholding Tax amount.
10.11    Subsidiary Guaranty Matters. The Administrative Agent shall, and the Lenders irrevocably authorize the Administrative Agent to, upon the written request of the Company, release any Guarantor from its obligations under the applicable Guaranty if, after giving effect to such release, the Company is in compliance with Section 7.13 (including in connection with any transaction permitted under this Agreement as a result of which a Guarantor ceases to be a Subsidiary). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Person from its obligations under any Guaranty.
10.12    Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or similar proceeding relative to a Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12, 3.07 and 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.13    Other Agents. None of the Lenders identified on the cover page or the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Co-Documentation Agent” or “Syndication Agent” (collectively the “Other Agents”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Other Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder or pursuant hereto.
ARTICLE XI
GUARANTY
11.01    Guaranty. The Company hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to B&S AG pursuant to this Agreement, and the full and punctual payment of all other amounts payable by B&S AG hereunder. Upon failure by B&S AG to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.
11.02    Guaranty Unconditional. The obligations of the Company under this Article XI shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of either Borrower (other than any express written settlement, compromise, waiver or release in favor the Company in its capacity as a guarantor under this Article XI) under this Agreement or any Note, by operation of law or otherwise;
(ii)    any modification or amendment of or supplement to this Agreement (other than this Article XI and the defined terms used herein) or any Note;
(iii)    any release, impairment, non‑perfection or invalidity of any direct or indirect security for any obligation of B&S AG under this Agreement or any Note;
(iv)    any change in the corporate existence, structure or ownership of either Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting B&S AG or its assets or any resulting release or discharge of any obligation of B&S AG contained in this Agreement or any Note;

(v)    the existence of any claim, set‑off or other rights which the Company may have at any time against B&S AG, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any invalidity or unenforceability relating to or against B&S AG for any reason of this Agreement or any Note, or any provision of a Requirement of Law or regulation purporting to prohibit the payment by B&S AG of the principal of or interest on any Loan or any other amount payable by B&S AG under this Agreement; or
(vii)    any other act or omission to act or delay of any kind by B&S AG, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations as guarantor hereunder;
it being understood that the foregoing shall not permit any action by the Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.
11.03    Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by B&S AG under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of B&S AG or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
11.04    Waiver by Company. The Company irrevocably waives acceptance hereof, presentment, demand (except as otherwise required in any Loan Document), protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against B&S AG or any other Person.
11.05    Subrogation. Notwithstanding any payment made by or for the account of B&S AG pursuant to this Article XI, the Company shall not be subrogated to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received final payment in cash of the full amount of all principal of and interest on the Loans, all fees, all L/C Obligations and all other Obligations and other amounts payable hereunder.
11.06    Stay of Acceleration. If acceleration of the time for payment of any amount payable by B&S AG under this Agreement or any Note is stayed upon the insolvency, bankruptcy or reorganization of B&S AG, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE XII
MISCELLANEOUS

12.01    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrowers and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) no such waiver, amendment, or consent shall, unless in writing and signed by the Borrowers and each Lender directly affected thereby and acknowledged by the Administrative Agent, (i) increase or extend any Commitment (or reinstate any Commitment terminated pursuant to Section 9.02); (ii) postpone or delay any date for any scheduled payment of principal, interest (other than default interest), fees or other amounts due hereunder or under any other Loan Document; or (iii) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to the proviso in clause (c) below) any fee or other amount payable hereunder or under any other Loan Document; (b) no such waiver or amendment shall, unless in writing and signed by all Lenders and the Borrowers and acknowledged by the Administrative Agent, (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder; (ii) release any Guarantor (other than to the extent permitted by Section 10.11, Section 7.13 or as a result of a disposition of a Subsidiary in a transaction permitted hereunder), (iii) release the Company from its obligations under Article XI or (iv) amend this Section 12.01 or Section 2.16, or any provision herein providing for consent or other action by all Lenders; and (c) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, each Issuing Lender or the Swing Line Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swing Line Lender, respectively, under this Agreement or any other Loan Document; provided that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.
If any Lender does not consent to a proposed amendment, waiver or consent with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender (a “Non-Consenting Lender”) in accordance with Section 4.08; provided that such amendment, waiver or consent can be effected as a result of such assignment (together with all other such assignments required by the Company to be made pursuant to this paragraph).
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each directly affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly affected Lender that by its terms affects any Defaulting Lender more adversely than other directly affected Lenders shall require the consent of such Defaulting Lender.

12.02    Notices.
(a)    Except for notices and other communications expressly permitted to be given by telephone or as provided in subsection (b) below, all notices, requests and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, (i) if to a Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or such other address as shall be designated by such Person in a written notice to the other parties hereto; or (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified on its Administrative Questionnaire or such other address as shall be designated by such Lender in a written notice to the Borrowers, the Administrative Agent, each Issuing Lender and the Swing Line Lender. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications (to the extent permitted hereunder) shall be effective as provided in subsection (b) below.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication. The Borrowers, the Administrative Agent, an Issuing Lender or the Swing Line Lender may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person believed in good faith to be authorized by the Borrowers to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.
(d)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
12.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.04    Costs and Expenses. The Borrowers shall:
(a)    whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent and the Arrangers promptly after demand for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Arrangers in connection with the development, preparation, due diligence, execution and delivery and administration of this Agreement and the other Loan Documents and the syndication, sale and/or assignment by JPMCB and the Arrangers of the Loans and the Commitments, together with any amendment, supplement, waiver or modification to (in each case, whether or not consummated) this Agreement, any other Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Administrative Agent and the Arrangers with respect thereto; provided that the Borrowers shall not be obligated to pay Attorney Costs for more than one outside law firm retained by the Administrative Agent and the Arrangers and any local counsel engaged by such law firm; and
(b)    pay or reimburse the Administrative Agent, the Arranger and each Lender promptly after demand for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by them in connection with the exercise, enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of any Default or Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); provided that the Borrowers shall not be obligated to pay Attorney Costs for more than one outside law firm retained by the Administrative Agent and one outside law firm retained by the Lenders (and, in each case, any local counsel engaged by the applicable law firm), except to the extent, in the case of the Lenders, that any Lender or the applicable law firm determines that separate counsel is needed to avoid a conflict of interest.
12.05    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify, defend and hold the Agent-Related Persons, the Arrangers, each Lender and each of their respective Affiliates and each of their respective officers, directors, employees, agents, advisors and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, settlement costs, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that neither Borrower shall have any obligation hereunder to any Indemnified Person with respect to (a) items of the types described in subsection 12.04(a) for which the Company is obligated to indemnify only JPMCB and its affiliates (including the Arranger) or (b) Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of, or violation of any applicable Requirement of Law by, such Indemnified Person, as determined in a final, non-appealable judgment by a court of competent jurisdiction, from the breach by such Indemnified Person of Section 12.09 or from disputes among the Lenders; and provided, further, that the Borrowers shall not be obligated to reimburse more than one outside law firm retained by the Indemnified Persons (and any local counsel retained by such law firm) in connection with any matter for which indemnity is sought under this Section 12.05, except to the extent that any Indemnified Person or such law firm determines that separate counsel is needed to avoid a conflict of interest. The agreements in this Section 12.05 shall survive payment of all other Obligations. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Person have any liability for any indirect, consequential, special or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 12.05 shall be payable within ten Business Days after demand therefor (which demand shall be accompanied by a reasonable description of the amounts due and the calculation thereof). The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.06    Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent.
12.07    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
12.08    Assignments, Participations, etc.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnified Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (which consents shall not be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent, each Issuing Lender, the Swing Line Lender and, so long as no Event of Default has occurred and is continuing, the Company (which approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), an Affiliate of the assigning Lender or an Approved Fund; (iv) except for any assignment to a Swiss Qualifying Lender, an assignment of a Commitment or of any Loan to B&S AG must be approved by B&S AG (which approval shall not be unreasonably withheld or delayed if, after such assignment or transfer, B&S AG would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule), except that no consent of B&S AG shall be required if an Event of Default has occurred and is continuing so long as after such assignment, B&S AG would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule; and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and, unless the Eligible Assignee thereunder is an Affiliate of the assigning Lender, a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Payment Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent will provide a copy of the Register to a Borrower upon such Borrower’s reasonable request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
(d)    Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent (but subject to clause (iv) below, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (iv) except for any participation sold to a Swiss Qualifying Lender, a participation of a Commitment or of any Loan to B&S AG must be approved by B&S AG (which approval shall not be unreasonably withheld or delayed if, after such assignment or transfer, B&S AG would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule), except that no consent of B&S AG shall be required if an Event of Default has occurred and is continuing so long as after such participation, B&S AG would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (a) of Section 12.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.03 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.10 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.16 and 12.09 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.10 as though it were a Lender.
(e)    Any Lender may at any time pledge or assign a security interest in any of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, each Issuing Lender and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries; provided further that no Person shall be an Eligible Assignee if, upon becoming a Lender, (x) such Person would be a Defaulting Lender or (y) B&S AG would not be in compliance with the Swiss Ten Non-Bank Rule and/or the Swiss-Twenty Non-Bank Rule.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide any portion of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make any portion of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under subsection 2.15(a). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 4.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500 (unless such SPC is an Affiliate of the Granting Lender), assign any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-

public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
(h)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
12.09    Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by a Borrower or any Subsidiary, or by the Administrative Agent on such Borrower’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use or disclose any such information other than in connection with matters directly relating to or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with a Borrower or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by such Lender or an Affiliate thereof, or (b) was or becomes available on a non-confidential basis from a source other than a Borrower or a Subsidiary, provided that such source is not bound by a confidentiality agreement with such Borrower or such Subsidiary known to such Lender; provided that any Lender may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to which such Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Borrower or any Subsidiary is party with such Lender or such Affiliate; and (ix) subject to the restrictions above, to its Affiliates, provided that any such Affiliate agrees in writing to keep such information confidential to the extent required hereunder. Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (ii), (iii) or (iv) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.
12.10    Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the applicable Borrower, any such notice being waived by such Borrower to the fullest extent permitted by law to set off and apply any deposit (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of such Borrower against all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application; provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.
12.11    Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent and the Company in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.
12.12    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
12.13    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
12.14    Governing Law and Jurisdiction.

(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.
12.15    Waiver of Jury Trial. THE BORROWERS, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 12.15 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
12.16    Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each

Borrower in respect of any such sum due from it to the Administrative Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).
12.17    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
12.18    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
12.19    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.20    No Fiduciary or Implied Duties. The Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that none of the Administrative Agent, any Other

Agent, any Issuing Lender, the Swing Line Lender or the Arranger (each a “Lead Agent”) will have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against any Lead Agent with respect to any breach or alleged breach of agency or fiduciary duty.
12.21    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
12.22    Termination of Existing Credit Agreement. The Company and Lenders that are parties to the Existing Credit Agreement, which Lenders constitute the “Required Banks” under and as defined in the Existing Credit Agreement, hereby waive the requirement for prior notice of the termination of the “Commitments” (as defined in the Existing Credit Agreement) and the prepayment of the “Loans” (as defined in the Existing Credit Agreement) set forth in Section 2.07(a) and Section 2.08(a) of the Existing Credit Agreement and agree that concurrently with the initial Credit Extensions hereunder (and subject to Section 5.01(g)), the Existing Credit Agreement shall terminate and be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).
12.23    Limitation on Liability of B&S AG. In any case where B&S AG and the Company (other than by operation of Article XI) are both liable for any cost, expense, indemnity obligation or similar item under any Loan Document (a “Joint Obligation”), the liability of B&S AG shall be limited to the portion (if any) of such Joint Obligation that is directly attributable to B&S AG; provided that if the amount so attributable is not determinable, then the liability of B&S AG with respect to such Joint Obligation shall be limited to a portion thereof equal to the percentage that the outstanding principal amount of all Loans made to, and Letters of Credit issued for the account of, B&S AG was of the Total Outstandings at the time such Joint Obligation was incurred.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BRIGGS & STRATTON CORPORATION
By    /s/ David J. Rodgers
Name    David J. Rodgers
Title    Senior Vice President and Chief Financial Officer
BRIGGS & STRATTON AG
By    /s/ David J. Rodgers
Name    David J. Rodgers
Title    Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender, the Swing Line Lender and a Lender
By    /s/ Mike Kelly
Name    Mike Kelly
Title    V.P.

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and a Lender
By    /s/ Brett M. Justman
Name    Brett M. Justman
Title    Vice President

BMO HARRIS BANK, N.A., as a Co-Documentation Agent and a Lender
By    /s/ Paul Hultgren
Name    Paul Hultgren
Title    Senior Vice President
By    /s/ Ron Carey
Name    Ron Carey
Title    Senior Vice President

BANK OF AMERICA, N.A., as a Co-Documentation Agent, an Issuing Lender and a Lender

By    /s/ L. Dustin Vincent
Name    L. Dustin Vincent
Title    Managing Director

WELLS FARGO BANK, N.A., as a Co-Documentation Agent and a Lender

By    /s/ Greg Strauss
Name    Greg Strauss
Title    Director

PNC BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and a Lender
By    /s/ Michael Leong
Name    Michael Leong
Title    Senior Vice President

ASSOCIATED BANK
By    /s/ Daniel Holzhauer
Name    Daniel Holzhauer
Title    VP – Senior Lender

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By    /s/ Victor Pierzchalski
Name    Victor Pierzchalski
Title    Authorized Signatory

BANK OF THE WEST, A CALIFORNIA BANKING CORPORATION
By    /s/ David Wang
Name    David Wang
Title    Vice President

COMERICA BANK
By    /s/ Heather A. Whiting
Name    Heather A. Whiting
Title    Vice President

FIFTH THIRD BANK
By    /s/ Garland F. Roberson IV
Name    Garland F. Roberson IV
Title    Assistant Vice President

HSBC BANK USA, N.A.
By    /s/ John S. Sneed
Name    John S. Sneed
Title    Relationship Manager

THE NORTHERN TRUST COMPANY
By    /s/ Patrick Cowan
Name    Patrick Cowan
Title    Vice President

THE PRIVATEBANK AND TRUST COMPANY
By    /s/ James A. Meyer
Name    James A. Meyer
Title    Managing Director

SOVEREIGN BANK
By    /s/ Thomas Devitt
Name    Thomas Devitt
Title    Senior Vice President

SCHEDULE 1.01
PRICING SCHEDULE
The Applicable Margin for Eurocurrency Loans and for Base Rate Loans, the Commitment Fee Rate and the L/C Fee Rate shall be determined from time to time based upon the Average Net Leverage Ratio as set forth in the table below:

Level	Average Net Leverage Ratio	Applicable Margin for Eurocurrency Loans/ LC Fee Rate**	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	≥3.00 to 1.0	225.0 bps	125.0 bps	40.0 bps
II	<3.00 to 1.0 but ≥2.25 to 1.0	200.0 bps	100.0 bps	35.0 bps
III	<2.25 to 1.0 but ≥1.50 to 1.0	175.0 bps	75.0 bps	30.0 bps
IV*	<1.50 to 1.0 but ≥0.75 to 1.0	150.0 bps	50.0 bps	25.0 bps
V*	<0.75	125.0 bps	25.0 bps	20.0 bps

* Levels IV and V will not be available until February 20, 2012.

** Trade/commercial letters of credit will be priced at 50% of the L/C Fee Rate set forth in the grid above.

The applicable pricing shall be adjusted, to the extent applicable, on each date on which the Company is required to deliver a Compliance Certificate pursuant to subsection 7.02(b) based on the Average Net Leverage Ratio shown in such Compliance Certificate; provided that if the Company fails to deliver a Compliance Certificate (and the related financial statements) on a date required by subsection 7.02(b), then the Average Net Leverage Ratio shall be deemed to be greater than 3.00 to 1.0 until such financial statements are delivered.
If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Lenders determine that (a) the Average Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (b) a proper calculation of the Average Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Average Net Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the applicable Lenders, promptly following demand by the Administrative Agent (accompanied by supporting materials (which may be in the form of financial statements prepared by the Company or the Independent Auditor)), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Net Leverage Ratio would have resulted in lower pricing for such period, the applicable Lenders shall have no obligation to repay any interest or fees to the applicable Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Average Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the applicable Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.